PROSPECTUS SUPPLEMENT
(To Prospectus dated January 6, 2004)                                                   [SCE LOGO]

                                        SOUTHERN CALIFORNIA EDISON COMPANY
                    $300,000,000 5% FIRST AND REFUNDING MORTGAGE BONDS, SERIES 2004A, DUE 2014
                    $525,000,000 6% FIRST AND REFUNDING MORTGAGE BONDS, SERIES 2004B, DUE 2034
                   $150,000,000 FLOATING RATE FIRST AND REFUNDING MORTGAGE BONDS, SERIES 2004C,
                                                     DUE 2006
                                                  ---------------

         The Series 2004A Bonds will bear interest at the rate of 5 % per year.  The Series 2004B Bonds will bear interest at the rate of 6% per year.  Interest on the Series 2004A Bonds and Series 2004B Bonds is payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2004.  The Series 2004A Bonds will mature on January 15, 2014.  The Series 2004B Bonds will mature January 15, 2034.  We may redeem some or all of the Series 2004A Bonds and Series 2004B Bonds at any time.  The redemption prices are discussed under the caption
"Certain Terms of the Bonds--Optional Redemption."

         The Series 2004C Bonds will bear interest at a floating interest rate equal to three-month LIBOR plus
0.30% as further described under the caption "Certain Terms of the Bonds--Interest and Maturity."  Interest on the
Series 2004C Bonds is payable quarterly on January 13, April 13, July 13 and October 13 of each year, beginning
April 13, 2004.  The Series 2004C Bonds will mature on January 13, 2006.  The Series 2004C Bonds may not be
redeemed prior to maturity.

         The bonds will be senior secured obligations of our company and will rank equally with all of our other senior secured indebtedness.
                                                  ---------------

         Investing in the bonds involves risks.  See "Risk Factors" beginning on page S-7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

                                       Per Series      Per Series        Per Series
                                       2004A Bond      2004B Bond        2004C Bond         Total
                                       ----------      ----------         ----------        -----

Public offering price                       99.844%        99.339%%        100.000%      $971,061,750
Underwriting discount                         .650%        .875%             .250%       $  6,918,750
Proceeds to us before expenses              99.194%        98.464%         99.750%       $964,143,000

         Interest on the bonds will accrue from January 14, 2004, to date of delivery.  Net proceeds to us (after expenses) are expected to be approximately $963,743,000.
                                                  ---------------

         The bonds are expected to be delivered in global form through the book-entry delivery system of The
Depository Trust Company, on or about January 14, 2004.
                                                  ---------------

Citigroup                                             JPMorgan                       Lehman Brothers
                                                   ------------
Barclays Capital
           Credit Suisse First Boston
                           Mellon Financial Markets, LLC
                                            Wedbush Morgan Securities Inc.
                                                                  Wells Fargo Institutional Brokerage and Sales

Banc One Capital Markets, Inc.                   Deutsche Bank Securities                          Scotia Capital

January 7 , 2004

         You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should assume that the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of their respective dates.
                                                  ---------------

                                                 TABLE OF CONTENTS

                                               Prospectus Supplement

                                   Prospectus

Relationship among Preferred Securities, Preferred Securities  Guarantees

S-i

                                         ABOUT THIS PROSPECTUS SUPPLEMENT

         This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters about us and our financial condition.  The second part, the base prospectus, provides general information about the first mortgage bonds and other securities that we may offer from time to time, some of which may not apply to the bonds we are offering hereby.
Generally, when we refer to the prospectus, we are referring to both parts of this document combined.  If the description of the bonds varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

         References in this prospectus to "Southern California Edison," "we," "us," and "our" mean Southern
California Edison Company, a California corporation.  In this prospectus, we refer to our First and Refunding
Mortgage Bonds, Series 2004A, Series 2004B and 2004C, which are offered hereby, as the "bonds."  We refer to all of our outstanding First and Refunding Mortgage Bonds as our "first mortgage bonds."

                                                      SUMMARY

         The following summary is qualified in its entirety by and should be read together with the more detailed information and audited financial statements, including the related notes, contained or incorporated by reference in this prospectus.

                                        Southern California Edison Company

         Southern California Edison was incorporated in 1909 under the laws of the State of California.  We are a public utility primarily engaged in the business of supplying electric energy to a 50,000 square-mile area of central, coastal and southern California, excluding the City of Los Angeles and certain other cities.  Our service territory includes approximately 800 cities and communities and a population of more than 12 million people.  In the first nine months of 2003, our total operating revenue of $6.99 billion was derived as follows:
32% from residential customers, 42% from commercial customers, 8% from industrial customers, 6% from public authorities, 1% from agricultural and other customers, 4% from resale, and 7% from other electric revenue and deferred revenue.  At September 30, 2003, we had consolidated assets of $20.3 billion and total shareholder's equity of $5.2 billion.  We had 12,555 full-time employees as of September 30, 2003.

         Southern California Edison is a wholly-owned subsidiary of Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses.

CPUC Litigation Settlement Agreement

         We entered into a settlement agreement with the California Public Utilities Commission ("CPUC") in
October 2001.  The settlement agreement allowed us to recover $3.6 billion of past procurement-related costs through a regulatory balancing account known as the Procurement-Related Obligations Account, or PROACT.  The
recovery of the past procurement-related costs was completed by July 31, 2003.  On October 14, 2003, the CPUC's
Energy Division notified us that the division completed its review of PROACT accounting and eliminated the PROACT account effective August 14, 2003.  On December 9, 2003, in response to a request from the CPUC's Office of
Ratepayer Advocates, an assigned commissioner in a related proceeding ruled that the accuracy of the PROACT entries and their compliance with CPUC decisions and authorizations will be subject to CPUC audit.

Rate Reduction

         On July 10, 2003, the CPUC approved $1.2 billion in rate reductions for our customers, effective
August 1, 2003.  The reductions range from 8% to 19%, depending on the customer group.  The reductions benefit all customer types--residential, small, medium-sized, and large businesses, as well as agricultural and street-lighting customers.  Average rate reductions for businesses are larger than those for residential customers because businesses paid higher energy crisis rate surcharges.

TURN Appeal

         The Utility Reform Network ("TURN") and other parties appealed to the United States Court of Appeals for the Ninth Circuit seeking to overturn the stipulated judgment of the federal district court that approved our settlement agreement with the CPUC.  On September 23, 2002, the Ninth Circuit Court issued an opinion that affirmed the district court's judgment as to each of the challenges presented, with the exception of certain challenges founded upon California state law.  The Ninth Circuit Court issued a separate order certifying those state law issues in question form to the California Supreme Court, and staying the action pending a response from the California Supreme Court.  In its decision on August 21, 2003, the California Supreme Court concluded that the settlement agreement did not violate California law in any of the respects raised by the certified questions from the Ninth Circuit Court.  On September 8, 2003, TURN filed a petition for rehearing of the California
Supreme Court's decision.  On October 22, 2003, the California Supreme Court issued its order denying the petition for rehearing.  The matter returned to the Ninth Circuit

Court for decision, subject to any efforts by TURN to pursue further federal appeals.  On December 19, 2003, the
Ninth Circuit Court unanimously affirmed the October 2001 district court judgment approving the settlement agreement.

Energy Procurement

         In early 2001 the California Department of Water Resources ("CDWR") took over purchasing power for our customers under an executive order and new law.  On October 24, 2002, the CPUC ordered us to begin, on January 1,
2003, procurement of the amount of energy needed to serve our customers from sources other than our own generating plants, existing power purchase contracts and CDWR power purchase contracts allocated to our customers.  This energy is referred to as our "residual net short."  The CPUC has authorized us to record our procurement costs in a regulatory balancing account and fully recover all reasonably incurred costs from our customers.  Any over- or undercollections of procurement costs deemed reasonable by the CPUC will be amortized in future rates.  By California statute, through the end of 2005, the CPUC is required to adjust utility rates if our over- or undercollection exceeds 5% of our prior procurement costs.

         In November and December 2003, several draft decisions on long-term procurement matters were released by the assigned administrative law judge and CPUC commissioners.  A critical issue discussed in these draft decisions is utility provision of generation reserve requirements.  The draft decisions propose differing approaches.  For example, the administrative law judge's draft decision would require us to procure reserves for all load-serving entities within our service territory, including reserves for direct access providers, while one of the commissioners' alternate draft decisions would exclude direct access customers from our reserve requirements.  The draft decisions' timing for completing acquisition of reserves also varies between year-end
2004 and year-end 2008.  The draft decisions do not address issues about our customer base, recovery of indirect procurement costs including debt equivalence, and other matters.  None of these draft decisions would approve our currently proposed long-term resource plans, and instead would require us to file a revised long-term plan in early 2004.  On December 18, 2003, the CPUC approved our 2004 short-term procurement plan with modifications and stated its intent to issue a comprehensive long-term procurement decision in early 2004.

2003 General Rate Case

         General rate cases are historically conducted every three years.  In May 2002, we filed our formal application for the 2003 general rate case seeking authority to increase our base rates to produce a revenue increase of $286 million, which was revised in 2003 to $251 million.  In October 2002, the CPUC's Office of
Ratepayer Advocates recommended a $172 million decrease in our base rates.  Other interveners are also requesting additional reductions to our rates.  A final decision is expected in the first quarter of 2004.

Mountainview Acquisition

         On July 17, 2003, we signed an option agreement with Sequoia Generating LLC, a subsidiary of InterGen, to acquire Mountainview Power Company LLC, the owner of a new 1,054-megawatt, combined-cycle, natural gas-fired power plant currently being developed in Redlands, California.  Mountainview Power Company LLC will sell all the output of the power plant to us pursuant to a 30-year tolling power-purchase agreement.  The power-purchase agreement requires regulatory approval from both the CPUC and the Federal Energy Regulatory Commission ("FERC").
We filed an application with the CPUC requesting approval of the terms of the proposed power-purchase agreement, including specific findings that the agreement was in the public interest and would benefit consumers in accordance with Public Utility Holding Company Act Section 32(k).  On December 18, 2003, the CPUC approved the
transaction, subject to the FERC granting approval on substantially similar terms.   On December 19, 2003, we
filed an application with the FERC for its approval of the power-purchase agreement.  We do not expect to exercise the option without FERC approval.  The option must be exercised prior to February 29, 2004.  If we exercise the option, we would recommence full construction of the project.  Under the option agreement, Sequoia
Generating LLC may elect to terminate the option agreement at any time prior to our exercise of the option.  In such event, Sequoia Generating LLC must return all previously tendered option payments.

                                                   The Offering

Issuer....................................    Southern California Edison Company, a California corporation.
Bonds Offered.............................    o...$300,000,000 5% First and Refunding Mortgage Bonds, Series 2004A,
                                                       Due 2014.

                                              o   $525,000,000 6% First and Refunding Mortgage Bonds, Series 2004B,
                                                  Due 2034.

                                              o   $150,000,000 Floating Rate First and Refunding Mortgage Bonds,
                                                  Series 2004C, Due 2006.
Use of Proceeds...........................    We intend to use the net proceeds from the sale of the bonds to redeem outstanding debt or for other general corporate purposes.  We have given notice of our intent to redeem $825 million aggregate principal amount of several series of first mortgage bonds and debentures on January 26,
                                              2004.  See "Use of Proceeds."

Maturity..................................    o   Series 2004A Bonds January 15, 2014.

                                              o   Series 2004B Bonds January 15, 2034.

                                              o   Series 2004C Bonds January 13, 2006.

Interest on the Series 2004A Bonds........    5%.

                                              Interest will accrue commencing on January 14, 2004, and will be payable semiannually on January 15 and July 15 of each year beginning July 15,
                                              2004.

Interest on the Series 2004B Bonds........    6%.

                                              Interest will accrue commencing on January 14, 2004, and will be payable semiannually on January 15 and July 15 of each year beginning July 15,
                                              2004.

Interest on the Series 2004C Bonds........    The interest rate on the Series 2004C Bonds for the initial interest period will be the three-month London interbank offered rate ("LIBOR"), determined as described under "Certain Terms of the Bonds-- Interest and
                                              Maturity," on January 12, 2004, plus 30 basis points.  The interest rate on the Series 2004C Bonds for each subsequent interest period will be reset quarterly on each interest payment date.  The Series 2004C Bonds will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to three-month LIBOR plus 30 basis points.  See "Certain Terms of the Bonds-- Interest and
                                              Maturity" for additional information.

Further Issues............................    We may, without the consent of the holders of the bonds, increase the principal amount of the bonds by issuing additional bonds in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional bonds, and with the same CUSIP number as the bonds offered hereby.  The bonds offered by this prospectus supplement and any additional bonds would rank equally

                                              and ratably and would be treated as a single class for all purposes under the first mortgage bond indenture. No additional bonds may be issued if any event of default has occurred with respect to the bonds.

                                              Additional first mortgage bonds may not be issued unless net earnings for twelve months shall have been at least two and one-half times our total annual first mortgage bond interest charge and other conditions are met.
                                              At December 31, 2003, we could issue $8.7 billion of additional first mortgage bonds (based on net earnings as of September 30, 2003).  See
                                              "Description of the First Mortgage Bonds-- Issue of Additional Bonds" in
                                              the base prospectus.

Optional Redemption.......................    Series 2004A Bonds and Series 2004B Bonds:   We may redeem the Series
                                              2004A Bonds and the Series 2004B Bonds at any time, in whole or in part, at a "make whole" redemption price as described under "Certain Terms of the Bonds-- Optional Redemption."

                                              Series 2004C Bonds:  We may not redeem the Series 2004C Bonds prior to their maturity.

Security..................................    The bonds will be secured equally and ratably by a lien on substantially all of our property and franchises with all other first mortgage bonds outstanding now or in the future under our first mortgage bond indenture.  The liens will constitute first priority liens, subject to permitted exceptions.

Ranking...................................    The bonds will be our senior secured obligations ranking pari passu in right of payment with all of our other senior secured indebtedness, and prior to all other senior indebtedness to the extent of the value of the collateral available to the holders of the bonds, which collateral is shared by such holders on a ratable basis with the holders of our other first mortgage bonds outstanding from time to time.  As of December 31,
                                              2003, we had (i) $3.3 billion of our first mortgage bonds outstanding
                                              (including $700 million of first mortgage bonds issued to secure extensions of credit under a revolving credit facility) and (ii) the capacity to issue approximately $8.7 billion of additional first mortgage bonds pursuant to the applicable terms of our first mortgage bond indenture (based on net earnings as of September 30, 2003).

Special Trust Fund .......................    We are required to deposit in a special trust fund with the indenture trustee, on each May 1 and November 1, cash equal to 1 1/2% (subject to redetermination from time to time) of the aggregate principal amount of first mortgage bonds then outstanding.  Under the first mortgage bond indenture, we are able to withdraw cash from the special trust fund as long as we have sufficient additional property.  Thus, there are currently no funds on deposit in the special trust fund.

Events of Default.........................    For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the bonds, see "Description of the First Mortgage Bonds-- Defaults and Other Provisions" in the base prospectus.

Ratings...................................    The bonds are rated "BBB" by Standard & Poor's Ratings Services and
                                              "Baa2" by Moody's Investors Service.

Trading...................................    The bonds will not be listed on any securities exchange or included in any quotation system.

Trustee, Transfer Agent and Book Entry
Depositary................................    The Bank of New York.

Paying Agent..............................    The Bank of New York.

                                                   RISK FACTORS

         Your decision whether or not to purchase any of the bonds will involve some degree of risk.  You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this prospectus supplement and the related base prospectus, before deciding whether or not to purchase any of the bonds.

Risks Relating to Our Business

         Our financial condition, liquidity and credit ratings were adversely affected by California's electricity crisis and we only recently recovered our investment grade credit rating.

         In 1994, the CPUC and later the California Legislature initiated an electric industry restructuring process that resulted in a multi-year freeze on the rates that we could charge our customers beginning in 1998.
Additionally, transition cost recovery mechanisms were implemented allowing us to recover specified costs, known as "stranded costs," associated with our power generation-related assets.  The state law that implemented this restructuring provided for us to finance a portion of the stranded costs that residential and small commercial customers would have paid between 1998 and 2001, and required us to reduce rates by at least 10% to these customers, effective January 1, 1998.  Principal and interest on the debt issued to finance these stranded costs are to be repaid until 2007 through a dedicated charge on these customers' bills.  The reduced and frozen rates were to remain in effect until the earlier of March 31, 2002, or the date when we recovered the CPUC-authorized stranded costs for utility-owned generation assets and obligations.

         In May 2000, we began experiencing difficulties as a result of unusually high prices for energy and ancillary services we procured through the California Power Exchange and the California Independent System
Operator.  These high wholesale prices, coupled with the freeze on our retail rates, resulted in substantial undercollections of power procurement costs.  Pursuant to applicable CPUC decisions, we recorded the undercollections in a transition revenue account.  High prices continued through the remainder of year 2000, and by year-end 2000 our resulting net transition cost undercollection was approximately $2.9 billion.

         Our significant undercollections of wholesale power costs, coupled with our anticipated near-term capital requirements, materially and adversely affected our liquidity throughout 2001.  As a result of these liquidity concerns, beginning in January 2001 we suspended payments of purchased power, deferred payments on outstanding debt, and did not declare or pay dividends on any of our cumulative preferred stock or common stock.
In early 2001, our senior secured credit ratings were downgraded from investment grade to CC by Standard and
Poor's Ratings Services and B3 by Moody's Investors Service.  Based on the rights to cost recovery and revenue established by a settlement agreement signed in October 2001 with the CPUC and CPUC implementing orders, we repaid all of our undisputed past-due obligations to creditors in March 2002 from a combination of cash on hand and the proceeds of senior secured credit facilities and a remarketing of pollution control bonds.  Standard &
Poor's and Moody's raised our senior secured credit ratings in March 2002, to BB and Ba2, respectively, as a result of the developments enabling us to recoup our undercollections.  In November and December 2003, Moody's and Standard & Poor's raised our senior secured credit ratings to Baa2 and BBB, respectively.  Our ability to maintain our investment grade credit ratings could have a significant impact on the value of our outstanding securities and our ability to secure additional financing on favorable terms.  No assurances, however, can be made that we will be able to maintain our investment grade credit ratings.

         Our settlement agreement with the CPUC has been challenged by a consumer advocacy group.

         In November 2000, during California's electricity crisis, we filed a lawsuit in federal district court against the CPUC seeking a ruling that we were entitled under federal law to full recovery of our past electricity procurement costs.  In October 2001, the federal district court entered a stipulated judgment, which, among other things, approved a settlement agreement between us and the CPUC.  A key element of this settlement was the establishment of the

PROACT balancing account, which was designed to allow us to recover $3.6 billion of procurement undercollections in customer rates.  Each month, we applied to the PROACT the positive or negative difference between our revenues from retail electric rates (including surcharges) and the costs that we are authorized by the CPUC to recover in retail electric rates.  At July 31, 2003, we had overcollected the allowed amount of the PROACT by $148 million.
We will return this overcollection to our customers in rates through a different regulatory balancing account.
On October 14, 2003, the CPUC's Energy Division notified us that the division completed its review of PROACT accounting and eliminated the PROACT account effective August 14, 2003.  On December 9, 2003, in response to a request from the CPUC's Office of Ratepayer Advocates, an assigned commissioner in a related proceeding ruled that the accuracy of the PROACT entries and their compliance with CPUC decisions and authorizations will be subject to CPUC audit.

         TURN, a consumer advocacy group, has been pursuing an appeal seeking to overturn the stipulated judgment approving our settlement agreement with the CPUC.  In its consideration of this appeal, the United States Court of Appeals for the Ninth Circuit certified certain questions of California state law to the California Supreme
Court.  These questions concerned whether the settlement violated California law.  On August 21, 2003, the
California Supreme Court issued a decision concluding that the settlement between the CPUC and us did not violate
California law in any of the respects raised by the Ninth Circuit Court.  On October 22, 2003, the California
Supreme Court denied TURN's petition for rehearing of the decision.

         After the California Supreme Court denied TURN's petition for rehearing, the matter returned to the
Ninth Circuit Court for decision.  On December 19, 2003, the Ninth Circuit Court unanimously affirmed the original stipulated judgment of the federal district court.  TURN has the right to seek a rehearing before the
Ninth Circuit Court or to pursue an appeal to the United States Supreme Court  We believe it is probable that our recovery of our past procurement costs through regulatory mechanisms, such as the PROACT, will continue to be validated.  However, we cannot predict with certainty what further actions, if any, TURN will take or the outcome of any future legal proceedings.  If we ultimately were unable to retain substantially the entire amount contemplated to be recovered under the settlement agreement, that event would have a material adverse effect on
us.

         Our resumption of the procurement of energy, as of January 1, 2003, presents several risks.

         During the California energy crisis, in early 2001 the CDWR took over purchasing power for our customers under an executive order and new law.  On October 24, 2002, the CPUC ordered us to begin, on January 1, 2003, procurement of the amount of energy needed to serve our customers from sources other than our own generating plants, existing power purchase contracts and CDWR power purchase contracts allocated to our customers.  This energy is referred to as our "residual net short."  The CPUC has authorized us to record our procurement costs in a regulatory balancing account and fully recover all reasonably incurred costs from our customers.  Any over- or undercollections of procurement costs deemed reasonable by the CPUC will be amortized in future rates.  By
California statute, through the end of 2005, the CPUC is required to adjust utility rates if our over- or undercollection exceeds 5% of our prior procurement costs, excluding revenues collected on behalf of the CDWR.
Nonetheless, our cash flows remain subject to volatility resulting from our procurement activities.  In addition, we are subject to the risk of unfavorable CPUC decisions with respect to its review of the reasonableness of our procurement costs as discussed below.

         Counterparty Risk:  To reduce our exposure to volatile spot market prices for power, we have entered into capacity contracts for up to five years.  In addition, we make short-term market purchases and sales under power purchase and sale agreements, and the California Independent System Operator procures imbalance power on our behalf.  Generally, we and our counterparties execute agreements requiring the posting of collateral to support our respective procurement obligations for these transactions.  We are exposed to risk from changes in the credit quality of our counterparties.  In addition, if a counterparty was to default on its obligations, we could be exposed to potentially volatile spot markets for either our buying of replacement power or our selling of power not purchased by the counterparty.  We have developed standards that limit extension of unsecured credit based upon a number of objective factors.  Our credit guidelines have been set forth as part of our procurement plan and approved by the CPUC.  In negotiating power purchase and sale contracts, we have also included collateral requirements and credit enforcement provisions to mitigate the risk of possible defaults.
Nevertheless, there can be no assurance that these actions will sufficiently protect us against the risk of a counterparty's default and the corresponding risk of then being forced into an uncertain market for power.

         Energy Supply and Cash Flow Risk:  Taking into account our multi-year capacity contracts, we forecast that our residual net short for 2004 will be approximately 1% of our total annual energy requirement amount, with most of the short position occurring during off-peak hours and on weekends.  For 2004 and beyond, several factors could cause our residual net short to be much larger than expected, including the return of direct access customers to utility service, lower utility generation due to expected or unexpected outages or plant closures, lower deliveries under third-party power contracts, or higher than anticipated demand for electricity.  Such an increase in our procurement requirements could lead to temporary revenue undercollections if the costs to purchase the additional energy were to exceed the amount we are recovering in rates.

         The combination of our existing resources and the multi-year capacity contracts signed by the CDWR and allocated to our customers has left us with substantial excess power for many hours throughout 2004 and 2005.  We have included receipts from the sale of our share of this energy as part of our forecasted revenue for setting rates.  If such sales do not materialize or the power can only be sold at prices substantially lower than forecast, revenue undercollections will result.  Undercollections resulting from either higher than expected net short costs or from less than expected sales revenues would not be recoverable until we received CPUC authority to increase our rates correspondingly.  Although, as noted above, under California law, the CPUC is required to adjust customer rates if undercollections exceed certain levels, this potential lag time in cost recovery could adversely affect our cash flows.

         The rules for long-term procurement are still being established.

         In April 2003, we filed a long-term procurement plan with the CPUC covering anticipated power needs between 2004 and 2023.  Our filing provided two alternative plans:  a preferred plan and an interim plan.  Our preferred plan would meet our power needs in part by making long term commitments through long-term contracts or capital investment in new generation, while our interim plan would make no new long-term commitments.  Our proposals have stated that any long-term commitments require resolution of key industry issues, including stabilizing our customer base, assuring recovery of all direct and indirect procurement costs, clarifying energy efficiency guidelines, and removing impediments to long-term contracting imposed by CPUC rules.

         In November and December 2003, several draft decisions on long-term procurement matters were released by the assigned administrative law judge and CPUC commissioners.  A critical issue discussed in these draft decisions is utility provision of generation reserve requirements.  The draft decisions propose differing approaches.  For example, the administrative law judge's draft decision would require us to procure reserves for all load-serving entities within our service territory, including reserves for direct access providers, while one of the commissioners' alternate draft decisions would exclude direct access customers from our reserve requirements.  The draft decisions' timing for completing acquisition of reserves also varies between year-end
2004 and year-end 2008.

         Furthermore, these draft decisions do not address issues about our customer base, recovery of indirect procurement costs including debt equivalence, and other matters.  None of these draft decisions would approve either of our long-term resource plans, and instead would require us to file a revised long-term plan in early
2004.  On December 18, 2003, the CPUC stated its intent to issue a comprehensive long-term procurement decision in early 2004.  Although we continue to believe the issues listed above will be resolved in the course of time, there is no assurance that the CPUC's actions will not increase our risk of cost recovery for our procurement activities or that the CPUC's actions will not negatively affect our credit quality in the future.

         Our procurement activities could be found unreasonable by the CPUC, resulting in cost disallowances and subsequent refunds to customers.

         California law and CPUC decisions provide for us to recover our reasonably incurred power procurement costs in customer rates.  A California statute adopted in 2002 allows us to recover reasonable procurement costs incurred in compliance with an approved procurement plan.  The CPUC has determined that our maximum disallowance risk exposure for contract administration and least cost dispatch in compliance with an approved procurement plan is $37 million.  Power purchases and sales not in compliance with the approved procurement plan are subject to an expedited reasonableness review, and are not included in the disallowance cap of $37 million.  In addition, the
CPUC recently issued five decisions that clarify some of the guidelines for procuring power and provide mechanisms for more objectively determining reasonableness of procurement costs for transactions outside an approved procurement plan.  The CPUC has approved a short-term procurement plan for us for 2004; however, we are waiting for a decision from the CPUC on our long-term procurement plan.

         The CPUC decisions to date leave the possibility that we may be required to enter into contracts and make power purchases and sales without assurance that those actions will be found to have been reasonable during after-the-fact CPUC reviews.  If the CPUC finds our power procurement expenditures to have been unreasonable or imprudent, the CPUC may disallow recovery of part or all of the expenditures subject to the disallowance limit, which could adversely affect our cash flow, earnings, and liquidity.

         We may be adversely affected by fluctuations in natural gas and electric prices under the terms of existing third-party contracts.

         In addition to the risks posed by price volatility in our power procurement activities, natural gas price is a key input for the prices specified in a portion of our existing third-party purchased power contracts.  During the California energy crisis, we experienced severe cost volatility associated with third-party procurement contracts with non-utility generators called "qualifying facilities," or "QFs."  Under state law, such generation-related costs will receive regulatory balancing account treatment; however, we still face variability in cash flow and potential disallowances from CPUC reasonableness reviews of decisions regarding hedging of such market price exposure.  In 2001, we entered into fixed-price contracts with our renewable resource-based QFs.  These fixed price contracts extend through April 2007 and represent approximately half of our total QF portfolio.  Our natural gas price exposure associated with our gas-fired QF procurement contracts was hedged through 2003 through financial derivatives or fixed price contracts.  In October 2003, the CPUC provided us with authority to enter into hedges for 2004 QF gas price exposure on an interim basis.  The interim decision authorized us to hedge up to 73% of QF gas price risk for the first six months of 2004.  On December 18,
2003, the CPUC approved our short-term procurement plan, which includes hedging up to 100% of QF gas price exposure for all of 2004.  Based on the October 2003 decision, we began to acquire hedges for 2004 QF gas price exposure.  However, no assurance can be made that in the future we will be able to hedge our risk for other commodities on favorable terms or that the cost of such hedges will be fully recovered in rates.

         The CDWR contracts which have been allocated to us may also be exposed to risk of fluctuations in natural gas prices.  Although cost volatility related to these contracts is the financial responsibility of CDWR, changes in CDWR's revenue requirements may impact our ability to modify our rates if the CPUC were to attempt to manage rates to customers.  We would oppose any attempt by the CPUC to restrict our cost recovery in this manner.  Under CPUC directive and CDWR authorization, we are responsible, as limited agent, for the administration of the CDWR's gas supplies for the CDWR's power contracts and for making recommendations to the
CDWR on entering into appropriate hedge arrangements to manage its natural gas price risk.  The CDWR has allocated funds for financial hedges and has executed hedge positions in line with our recommendations.

         The possible assignment of CDWR's procurement contracts to us and the other investor-owned utilities presents risks to us.

         In January 2001, the CDWR began making emergency power purchases for the customers of SCE, PG&E and
SDG&E.  Presently, these utilities remit directly to the CDWR and do not recognize as revenue amounts which they bill to and collect from their respective customers for electric power purchased and sold to these customers by the CDWR.  These CDWR procurement contracts contain provisions that would allow them to be assigned to the utilities if certain conditions are satisfied, including in some cases the utilities having unsecured credit ratings of BBB/Baa2 or higher.  However, because power from these CDWR contracts is priced well above market rates, such an assignment to the utilities, if actually undertaken, could require us to post significant amounts of collateral with the contract counterparties, which would strain our liquidity.  In addition, the requirement that we take responsibility for these ongoing fixed charges, which the credit rating agencies view as debt equivalents, could adversely affect our credit rating.  CDWR has stated that it will not press for assignment of these contracts to the utilities at this time, but has left open the possibility of assignment at some future date.  We would oppose any attempt to assign the CDWR contracts to the utilities; however, there is no assurance that we will not be required by the CPUC to take assignment of these contracts.

         We have a significant amount of debt which may adversely affect our ability to obtain future financing.
In addition, maturing debt could adversely affect our liquidity.

         We have a significant amount of debt.  As of December 31, 2003, we had $5.6 billion in total debt outstanding, including (i) $985 million in Rate Reduction Bonds that are non-recourse to us and (ii) $3.3 billion of first mortgage bonds (including $700 million of first mortgage bonds issued to secure extensions of credit under a revolving credit facility).  We may incur significant additional debt in the future.  The terms of our first mortgage bond indenture and our senior secured credit facility do not prohibit us from incurring significant additional debt.  All bonds issued under the first mortgage bond indenture will be pari passu in right of payment to the bonds being offered by this prospectus supplement.  Our overall debt to capital ratio
(excluding $1.1 billion of Rate Reduction Bonds) was 44% as of September 30, 2003.  Our pro forma debt to capital ratio (excluding $1.1 billion of Rate Reduction Bonds) as of September 30, 2003, was 46%, as adjusted to reflect the payment of a $945 million cash dividend to our corporate parent, Edison International, in October 2003 and a net reduction of $500 million in borrowing under secured credit facilities in December 2003.  Our pro forma debt to capital ratio (excluding $1.1 billion of Rate Reduction Bonds) as of September 30, 2003, was 47%, as further adjusted for the sale of the bonds and the other transactions listed under the caption "Capitalization and
Short-Term Debt" below.

         In September 2004, $125 million of our first mortgage bonds matures.  We also have given notice of our intent to redeem $725 million of our first mortgage bonds and $100 million of our junior subordinated deferrable interest debentures on January 26, 2004.

         Our ability to make scheduled payments of principal and interest on and refinance debt and fund our operations and planned capital expenditure projects, depends on our cash flow and access to the capital markets.
We do not have complete control over our future performance since it is subject to economic, financial, competitive, regulatory and other factors affecting our operations and the electrical utility industry generally.  These factors could affect our ability to generate sufficient cash flow from our operations to service our debt and to make planned capital expenditures.  In addition, we may not be able to obtain other financing which we may need to refinance maturing indebtedness or maintain our desired liquidity.

         We are subject to material litigation and regulatory proceedings which may affect our revenues and financial condition.

         You should review the descriptions of pending litigation and regulatory matters contained in our Annual,
Quarterly and Current Reports filed with the Securities and Exchange Commission and incorporated by reference herein.  There can be no assurance that the outcome of any such matters will not adversely affect our consolidated financial condition.

         We are subject to an existing "general rate case" and future "cost of capital" proceedings which may cause our revenues to decline.

         Our revenues and earnings are subject to change in regulatory proceedings known as general rate cases and cost of capital proceedings.  General rate cases are historically conducted every three years.  During those cases, the CPUC determines our rate base (the value of assets on which we earn a rate of return for investors), depreciation rates, operation and maintenance costs, and administrative and general costs that we may recover from our customers through our rates.  Cost of capital proceedings are conducted annually.  During those cases, the CPUC authorizes our capital structure and the return on common equity applicable to the rate base determined in the general rate case proceedings.  For 2004, our authorized return on common equity is set at 11.6%.  We are currently required to file an application with the CPUC by May 10, 2004, to determine our 2005 authorized cost of capital.

         In May 2002, we filed our formal application for the 2003 general rate case seeking authority to increase our base rates to produce a revenue increase of $286 million, which was revised in 2003 to
$251 million.  In October 2002, the CPUC's Office of Ratepayer Advocates recommended a $172 million decrease in our base rates.  Other interveners are also requesting additional reductions to our rates.  A final decision is expected in the first quarter of 2004.  If the results of this general rate case are either unfavorable to us or the case itself is not resolved in a timely manner, our future financial performance could be adversely affected.  Because we do not know what the outcome may be of the 2003 general rate case or any future cost of capital proceeding, there can be no assurance that any such outcome will not have an adverse effect on our financial or operating condition.

         We are subject to overlapping regulatory schemes as well as the risk of adverse changes in applicable regulations or legislation.

         We operate in a highly regulated environment.  For instance, our retail operations are subject to regulation by the CPUC, and our wholesale operations are subject to regulation by the FERC.  Our nuclear power plants are subject to regulation by the United States Nuclear Regulatory Commission, and any construction, planning or siting of our power plants in California are also subject to the jurisdiction of the California
Energy Commission and the CPUC.  Additional regulatory authorities with jurisdiction over some of our operations include the California Air Resources Board, the California State Water Resources Control Board, the California
Department of Toxic Substances Control, the California Coastal Commission, the United States Environmental
Protection Agency, the United States Department of Energy, and various local regulatory districts.  We must periodically apply for licenses and permits from these various regulatory authorities as well as abide by their respective orders.  Historically, we have received the licenses and permits necessary for our operations.
However, should we be unsuccessful in obtaining certain licenses or permits, our business would be adversely affected.

         From time to time, special interest groups and state and federal legislators have proposed legislation that would expand, restrict or alter our obligations and rights with respect to our obligation to deliver power services to our customers.  We do not know what the impact to us would be of a change in the legislative or regulatory environment in which we operate.

         We are subject to risks associated with the operation of our nuclear power generating facilities.

         Spent fuel storage capacity may not be sufficient to permit long-term operation of our nuclear plants.

         We operate and are majority owner of the San Onofre Nuclear Generating Station and are part owner of the
Palo Verde Nuclear Generating Station.  The United States Department of Energy has defaulted on its obligation to begin accepting spent nuclear fuel from commercial nuclear industry participants by January 31, 1998.  As operating agent at San Onofre, we have primary responsibility for the interim storage of spent nuclear fuel.
Current capability to store spent fuel in the spent-fuel pools for San Onofre Units 2 and 3 is adequate through
2005.  The spent-fuel storage pools for San Onofre Units 2 and 3 currently contain spent fuel from San Onofre's decommissioned Unit 1, as well as

Units 2 and 3.  We are moving the Unit 1 spent fuel to an interim dry-cask, spent-fuel storage facility at San
Onofre; and we expect that by late 2004 the spent-fuel storage capacity for Units 2 and 3 will then be sufficient until 2007 for Unit 2 and 2008 for Unit 3.  We expect to begin using an interim spent-fuel storage facility for
Units 2 and 3 by early 2006.  At Palo Verde, additional interim spent-fuel storage was required in 2003 for its
Unit 2 and will be required in 2004 for its Units 1 and 3.  Arizona Public Service Company, operating agent for
Palo Verde, has constructed an on-site interim facility for spent-fuel storage and began moving spent fuel from
Unit 2 into the facility in March 2003.  The Palo Verde interim spent-fuel storage facility will begin receiving spent fuel for Units 1 and 3 in 2004.  If we or Arizona Public Service were unable to arrange and maintain sufficient capacity for interim spent-fuel storage now or in the future, it could hinder operation of the plants and impair the value of our ownership interests until storage could be obtained, each of which may have a material adverse effect on us.

         We likely will incur substantial costs for the replacement of steam generators at our nuclear plants.

         Like other nuclear power plants with steam generators made of Inconel 600 mill annealed alloy, San
Onofre Units 2 and 3 have experienced degradation in their steam generators.  Presently, 9% and 7%, respectively, of the tubes in the existing steam generators of Unit 2 and Unit 3 have been plugged and removed from service.
We presently estimate that the San Onofre Units 2 and 3 generator design allows for the plugging and removal from service of 21.4% of the tubes before the units must be shutdown or the steam generators replaced.  Industry experience is that the percentage of tubes requiring plugging accelerates as steam generators made of this alloy age.  Based on this industry experience and our analysis of recent inspection data, we have determined that the existing San Onofre Units 2 and 3 steam generators may not be adequate to permit continued operation beyond the scheduled refueling outages in 2009-2010.  We currently estimate that the total project cost of replacing the steam generators should not exceed $775 million.  If the other plant co-owners agree to pay their proportionate shares of the costs, our 75% share should not exceed $581 million.  We currently are reviewing the advisability of replacing the steam generators, as well as additional issues, including participation by co-owners, regulatory approvals, and permits.  To obtain delivery of replacement steam generators in 2009, we expect that we may need to enter into fabrication commitments in 2004.  If we elect to proceed with replacing the steam generators, we would seek the prior approval of the CPUC.  If the CPUC finds investment in the steam generators to be reasonable and cost effective, the investment should be reflected in our retail rates for recovery over the remaining useful life of the plants.

         The Palo Verde steam generators are also made of Inconel 600 mill annealed alloy.  During 2003, the Palo
Verde Unit 2 steam generators were replaced.  In addition, the Palo Verde owners have approved the manufacture of two additional sets of steam generators for installation in Units 1 and 3.  The Palo Verde owners expect that these steam generators will be installed in Units 1 and 3 in the 2005 to 2008 time frame.  Our share of the costs of manufacturing and installing all the replacement steam generators at Palo Verde is estimated to be about
$106 million; and we plan to seek recovery of that amount through the ratemaking process.

         If the CPUC were to refuse to allow us to recover the costs of replacing the San Onofre and Palo Verde steam generators, it could have a materially adverse financial effect on us.

         Existing insurance and ratemaking arrangements may not protect us fully against losses from a nuclear incident.

         Federal law limits public liability from a nuclear incident to $10.9 billion.  We and other owners of the San Onofre and Palo Verde nuclear generating stations have purchased the maximum private primary insurance available of $300 million.  If the public liability limit is insufficient, federal regulations may impose further revenue-raising measures to pay claims, including a possible additional assessment on all licensed reactor operators.  In the event of such an under-insured nuclear incident, a possible tension could exist between the federal government's attempt to impose revenue-raising measures upon us and the CPUC's willingness to allow us to pass this liability along to our customers, resulting in undercollection of our costs to operate our business.

         A mutual insurance company owned by utilities with nuclear generation plants issues policies covering decontamination liability and property damage.  Our participation in this mutual insurance company creates an additional undercollection risk.  If losses at any nuclear facility covered by these mutual insurance arrangements exceed the accumulated insurance funds, we could be assessed retrospective premium adjustments of up to $38 million per year to cover the shortfall.  If we were unable to pass this additional premium expense along to our customers, this undercollection may adversely affect us.

         Municipalities within our service territory may attempt to form public power entities and/or acquire our distribution facilities for their constituencies.

         From time to time, municipalities within our service territory have threatened to attempt to create
"public power entities" that would provide electricity to new customers or our existing customers.  These entities could also seek to acquire our existing distribution facilities via condemnation proceedings.  The local governments considering municipalization have said they are motivated by desires to attempt to (i) insulate the relevant constituencies from the price volatility associated with California's energy crisis, (ii) avoid rate payments to allow us to recover the stranded costs associated with our generation assets, (iii) obtain local control over energy matters and (iv) most recently, to avoid the rate increases required to satisfy the CDWR's revenue requirements in connection with its procurement activities during California's energy crisis.

         Although any municipality which successfully were to condemn any of our distribution assets for its own use would have to pay us the judicially determined "fair market value" of such assets, any such judicially determined value may not fairly reflect the actual value of any such assets to us.  Because the cities which have thus far threatened to establish their own public power entity or condemn our facilities cover only a small portion of our service territory, their ultimate success would have been unlikely to affect us in any material respect.  However, municipalization of a significant part of our service territory could adversely affect our business in several ways, including, impairing our growth potential and reducing our customer and revenue base and our corresponding ability to satisfy our existing fixed costs.

         We are subject to numerous environmental laws and regulations with respect to operation of our facilities.

         The operation of our power generation, transmission and distribution facilities is subject to numerous environmental laws and regulations.  Furthermore, we are subject to environmental laws and regulations which require us to expend substantial sums to mitigate or remove the effect of our past operations on the environment.  In addition to the existing environmental laws and regulations under which we currently operate, a constant threat exists that new environmental standards will be developed and applied to us.  For instance, environmental advocacy groups and regulatory agencies have been focusing considerable attention on carbon dioxide emissions from coal-fired plants and their potential role in the "global-warming" issue.  The adoption of new laws and regulations to implement carbon dioxide or other emission controls could adversely affect our operations, including those of our coal-fired generating plants.

         Further focus has also been given to the potential health effects of electric and magnetic fields
("EMF") which naturally result from the generation, transmission, distribution and use of electricity.  The
California Department of Health Services released a report in 2002 assigning a substantially higher probability than had other reports that there is a causal connection between EMF exposures and a number of diseases and conditions, including childhood leukemia, adult brain cancer, amyotrophic lateral sclerosis, and miscarriages.
It is unclear what actions the CPUC will take to respond to the California Department of Health Services report and to the recent EMF reports by other health authorities such as the National Institute of Environmental Health
Sciences, the World Health Organization's International Agency for Research on Cancer, and the United Kingdom's
National Radiation Protection Board.  The adoption of new laws and regulations to address the EMF concern, or any litigation arising out of these issues, could adversely affect our operations.

Risks Relating to the Bonds

         You may be unable to sell your bonds if a trading market for the bonds does not develop.

         The bonds will be new securities for which there is currently no established trading market, and none may develop.  We do not intend to apply for listing of the bonds on any securities exchange or for quotation on any automated dealer quotation system.  The liquidity of any market for the bonds will depend on the number of holders of the bonds, the interest of securities dealers in making a market in the bonds and other factors.
Accordingly, we cannot assure you as to the development or liquidity of any market for the bonds.  If an active trading market does not develop, the market price and liquidity of the bonds may be adversely affected.  If the bonds are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and certain other factors.

         You may not be able to fully realize the value of the liens securing the bonds.

         The security for the benefit of the holders of the bonds can be released without their consent.

         Any part of the property that is subject to the lien of the first mortgage bond indenture for the benefit of the bonds may be released at any time with the assent of holders of 80% in amount of all bonds issued and outstanding under such indenture (excluding any bonds owned or controlled by us).  A class vote or consent of the holders of the bonds would not be required.

         You may have only limited ability to control remedies with respect to the collateral.

         Upon the occurrence of an event of default under the first mortgage bond indenture, the trustee has the right to exercise remedies against the collateral securing the bonds.  The trustee shall take any action if requested to do so by the holders of a majority in interest of the first mortgage bonds then outstanding under the related indenture and if indemnified to the trustee's reasonable satisfaction.  Thus, you may not be able to exercise any control over the trustee's exercise of remedies unless you can obtain the consent of holders of a majority of the total amount of first mortgage bonds outstanding.  As of December 31, 2003, there was
$3.3 billion in aggregate principal amount of first mortgage bonds outstanding (including $700 million of first mortgage bonds issued to secure extensions of credit under a revolving credit facility).

         The collateral may not be valuable enough to satisfy all the obligations secured by the collateral.

         Our obligations under the bonds are secured by the pledge of substantially all of our property and franchises.  This pledge is also for the benefit of the lenders under our senior secured credit facility and all holders of other series of our first mortgage bonds.  The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors.  No independent appraisals of any of the pledged property have been prepared by us or on our behalf in connection with this offering.  Although our first mortgage bond indenture only allows us to issue first mortgage bonds with an aggregate principal amount at any time outstanding in an amount no greater than 66?% of the aggregate value of our bondable assets, because no appraisals have been performed in connection with this offering, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration of maturity with respect to the bonds would be sufficient to satisfy, or would not be substantially less than, amounts due on the bonds and the other debt secured by the pledged assets.

         If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on the bonds, you (to the extent your bonds were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets.  By their nature, some or all the pledged assets may be illiquid and may have no readily ascertainable market value.  Likewise, we cannot assure you that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation.

         In addition, the indenture governing the bonds will permit us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged to you.  This could reduce amounts payable to you from the proceeds of any sale of the collateral.

         Bankruptcy laws may limit your ability to realize value from the collateral.

         The right of the indenture trustee to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the indenture trustee repossessed and disposed of the pledged assets.  Under Title 11 of the United States Code (the "Bankruptcy Code"), a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval.  Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral, including capital stock, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."  The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.  Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case.  In view of the lack of a precise definition of the term
"adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict
(1) how long payments under the bonds could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the bonds would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of "adequate protection."

         The ability of the indenture trustee to effectively liquidate the collateral and the value received could be impaired or impeded by the need to obtain regulatory consents.

         While we have all necessary consents to grant the security interests created by the first mortgage bond indenture, any foreclosure thereon could require additional approvals that have not been obtained from California or federal regulators.  We cannot assure you that these approvals could be obtained by the indenture trustee on a timely basis or at all.

Risks Associated with Our Former Accountant, Arthur Andersen LLP

         Your ability to recover from our former independent certified public accountant, Arthur Andersen LLP, may be limited.

         On May 8, 2002, we appointed PricewaterhouseCoopers LLP to be our independent certified public accountant and we engaged them to audit our financial statements for the year ended December 31, 2002.  Our former independent certified public accountant, Arthur Andersen LLP, was convicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp.  In light of the conviction,
Arthur Andersen ceased practicing

before the SEC on August 31, 2002.  Arthur Andersen was the auditor of our financial statements and related schedules as of December 31, 2001 and 2000, which are incorporated in this prospectus by reference from our
Annual Report on Form 10-K for the year ended December 31, 2002, and has not consented to the use of their auditor's report with respect to such financial statements in this prospectus.  Events arising out of the indictment and conviction may materially and adversely affect the ability of Arthur Andersen to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur
Andersen's audit of financial statements included in this prospectus.  We have not had a re-audit of our financial statements as of and for the year ended December 31, 2001 or 2000.

                                                  USE OF PROCEEDS

         We intend to use the net proceeds from the sale of the bonds to redeem outstanding debt or for other general corporate purposes.

         A portion of the proceeds of this offering will be used to redeem four series of our outstanding first mortgage bonds and debentures.  We have given notice of our intent to redeem the following series on January 26,
2004:

o        $300 million in principal amount of our First and Refunding Mortgage Bonds, Series 93C, Due 2026, at
              102.43% of their principal amount,

o        $225 million in principal amount of our First and Refunding Mortgage Bonds, Series 93G, Due 2025, at
              102.09% of their principal amount,

o        $200 million in principal amount of our First and Refunding Mortgage Bonds, Series 93I, Due 2018, at
              102.26% of their principal amount, and

o        $100 million in principal amount of our Junior Subordinated Deferrable Interest Debentures, Series A,
              Due 2044, at 100% of their principal amount.

                                        CAPITALIZATION AND SHORT-TERM DEBT

         The following table sets forth our capitalization and short-term debt as of September 30, 2003:

         o   First, on the actual basis as of September 30, 2003, without any adjustments for subsequent events;

         o   Second, on a pro forma basis reflecting the payment of a $945 million cash dividend to our corporate parent, Edison International, in October 2003, and a net reduction of $500 million in borrowing under secured credit facilities in December 2003; and

         o   Third, on a pro forma basis as adjusted to reflect:

             o   the above transactions in October and December 2003,

             o   the issuance of the bonds offered hereby, and

             o   the repayment of $825 million of first mortgage bonds and debentures as discussed in "Use of Proceeds"
                 above.

                                                                 ----------------------------------------------------
                                                                        As of September 30, 2003 (unaudited)
                                                                 ----------------------------------------------------
                                                                                                       Pro Forma
                                                                     Actual        Pro Forma (e)      Adjusted (e)(f)
                                                                     ------        -------------      --------------

                                                                                (Dollars in Millions)
         Short-term debt                                                  --               --                 --
         Long-term debt and preferred stock
             due within one year (a)                               $     415            $ 415            $   415
         Long-term debt (b)                                            4,889            4,389              4,539
                                                                       -----            -----              -----
         Total debt (c)                                                5,304            4,804              4,954
         Preferred stock (d)                                             270              270                270
         Total common shareholder's equity                             5,092            4,147              4,147
                                                                       -----            -----              -----
         Capitalization and short-term debt                          $10,666           $9,221             $9,371
                                                                      ======            =====             ======

         (a)  Includes $247 million of Rate Reduction Bonds.

         (b)  Includes $808 million of Rate Reduction Bonds.

         (c)  Includes $3.3 billion of secured debt as of September 30, 2003, and $3.6 billion of secured debt as adjusted for the issuance of the bonds and retirement of other first mortgage bonds.

         (d)  Includes $141 million of preferred stock subject to mandatory redemption.

         (e)  Pro forma for payment of $945 million dividend to corporate parent in October 2003, and repayment of a $700 million secured term loan and borrowing of $200 million under a new $700 million secured revolving credit facility in December 2003.

         (f)  Adjusted for issuance of $975 million of bonds and retirement of $725 million of first mortgage bonds and $100 million of debentures.

                         RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The information in this section adds to the information in the "Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends" section of the accompanying prospectus.  Please read these two sections together.  The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends, and the ratio of earnings to fixed charges, in each case for the nine-month period ended September 30, 2003, as compared to the nine-month period ended September 30, 2002.

                                                                               12 Months Ended Sept. 30,
                                                                               -------------------------
                                                                                   2003            2002
                                                                                   ----            ----
        Ratio of Earnings to Combined Fixed Charges and Preferred Stock
            Dividends                                                              4.13            4.38
        Ratio of Earnings to Fixed Charges                                         4.35            4.60

                                            CERTAIN TERMS OF THE BONDS

         The following description of the particular terms of the bonds supplements the description of the general terms and provisions of the first mortgage bonds set forth in the accompanying prospectus.

General

         The bonds will be an additional series of our secured debt securities authorized by a resolution of our
Board of Directors or the Executive Committee thereof, and will be issued under a Trust Indenture, dated as of
October 1, 1923, between us and The Bank of New York and D. G. Donovan, as trustees, as amended and supplemented by supplemental indentures, including the One Hundred First Supplemental Indenture, dated as of January 7, 2004
(which we refer to, collectively, as the "first mortgage bond indenture").  The following summary of the first mortgage bond indenture is subject to all of the provisions of the first mortgage bond indenture.

         Principal of and interest on the bonds initially will be payable at The Bank of New York, in New York,
New York, or the office or agency designated by us for that purpose; and interest on the bonds will be paid by check mailed to the address of the person entitled thereto as it appears in the register for the bonds.  The bonds may be presented for registration, transfer and exchange at The Bank of New York, New York, New York, or the office or agency designated for such purpose.  The bonds will be issued in global form to The Depository
Trust Company as described under the caption "Book-Entry, Delivery, and Form" below.

         The bonds will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000.

Interest and Maturity

         Series 2004A Bonds

         The 5% First and Refunding Mortgage Bonds, Series 2004A, Due 2014, are initially limited to
$300,000,000 million in principal amount, will mature on January 15, 2014, and will bear interest  January 14,
2004, at 5% per annum, payable semiannually on January 15 and July 15 of each year, commencing on July 15, 2004.
The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

         Series 2004B Bonds

         The 6 % First and Refunding Mortgage Bonds, Series 2004B, Due 2034, are initially limited to
$525,000,000 million in principal amount, will mature on January 15, 2034, and will bear interest from January 14,
2004, at 6% per annum, payable semiannually on January 15 and July 15 of each year, commencing on July 15, 2004.
The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30 day months.

         Series 2004C Bond.

         The Floating Rate First and Refunding Mortgage Bonds, Series 2004C, Due 2006, are initially limited to
$150,000,000 million in principal amount, will mature on January 13, 2006, and will bear interest from January 14,
2004, at a floating interest rate as determined below, payable quarterly on January 13, April 13, July 13 and
October 13 of each year, commencing on April 13, 2004.

         The interest rate on the Series 2004C Bonds for the initial interest period will be the three-month
LIBOR, determined as described below, on January 12, 2004, plus 30 basis points.  The interest rate on the Series
2004C Bonds for each subsequent interest period will be reset quarterly on each interest payment date.  The
Series 2004C Bonds will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to three-month LIBOR plus 30 basis points.

         The interest rate in effect for the Series 2004C Bonds on each day will be, (a) if that day is an interest reset date, the interest rate determined as of the determination date (as defined below) immediately preceding that interest reset date, or (b) if that day is not an interest reset date, the interest rate determined as of the determination date immediately preceding the most recent interest reset date.  The
"determination date" will be the second London Business Day (as defined below) immediately preceding the applicable interest reset date.

         The calculation agent initially will be The Bank of New York.  LIBOR will be determined by the calculation agent as of the applicable determination date in accordance with the following provisions:

         (1)    LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 having a three-month maturity, beginning on the second London Business
                Day immediately following that determination date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on that determination date.
                "Telerate Page 3750" means the display designated on page "3750" on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).  If no rate appears on
                Telerate Page 3750, LIBOR for such determination date will be determined in accordance with the provisions of paragraph (2) below.

         (2)    With respect to a determination date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on that determination date, the calculation agent will request the principal London office of each of four major reference banks (which may include an affiliate of one or more underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, beginning on the second London
                Business Day immediately following that determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time.  If at least two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the quotations as calculated by the calculation agent.  If fewer than two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the rates quoted as of approximately 11:00
                a.m., New York City time, on that determination date by three major banks selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity beginning on the second London Business Day immediately following that determination date and in a principal amount equal to an amount of not less than
                U.S. $1,000,000 that is representative for a single transaction in that market at that time;
                provided, however, that if the banks selected by the calculation agent are not quoting the rates described in this sentence, LIBOR for that determination date will be LIBOR determined with respect to the immediately preceding determination date, or in the case of the first determination date, LIBOR for the initial interest period.

         All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

         If the date of maturity of the Series 2004C Bonds falls on a day that is not a LIBOR Business Day (as defined below), the related payment of principal and interest will be made on the next LIBOR Business Day as if it were made on the date that payment was due, and no interest will accrue on the amounts so payable for the period from and after that date to the next LIBOR Business Day.  If any interest reset date or interest payment date (other than at the date of maturity) would otherwise be a day that is not a LIBOR Business Day, that interest reset date and interest payment date will be postponed to the next date that is a LIBOR Business Day, except that if that LIBOR Business Day is in the next calendar month, that interest reset date and interest payment date (other than at the date of maturity) will be the immediately preceding LIBOR Business Day.

         "LIBOR Business Day" means any day other than Saturday or Sunday or a day on which banking institutions or trust companies in the City of New York are required or authorized to close and that is also a London Business
Day.

         "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the
London interbank market.

         Record Dates.

         The record date for interest payable on each series of bonds on any interest payment date will be the close of business on the business day immediately preceding the interest payment date so long as that series of bonds remains in book-entry only form, or on the 15th calendar day before each interest payment date if the series of bonds does not remain in book-entry only form.  See "Book-Entry, Delivery, and Form" below.

Additional Bonds

         We may, without the consent of the holders of the bonds, increase the principal amount of the bonds by issuing additional bonds in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional bonds, and with the same CUSIP number as the bonds offered hereby. The bonds offered by this prospectus supplement and any additional bonds would rank equally and ratably and would be treated as a single class for all purposes under the first mortgage bond indenture.  No additional bonds may be issued if any event of default has occurred with respect to the bonds.

Optional Redemption

         Series 2004A Bonds and Series 2004B Bonds.

         We may redeem either the Series 2004A Bonds and the Series 2004B Bonds, or both, at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) the principal amount redeemed or
(2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed, discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points in the case of the Series 2004A Bonds and 20 basis points in the case of the Series 2004B Bonds, plus in each case accrued and unpaid interest to the date fixed for redemption.

         "Treasury Yield" means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue
(expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date fixed for redemption.

         "Comparable Treasury Issue" means the United States Treasury security or securities selected by an
Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term to stated maturity of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds to be redeemed.

         "Comparable Treasury Price" means, for any date fixed for redemption, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount)
on the third business day preceding the date fixed for redemption, as set forth in the daily statistical release
(or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m.
Quotations for U.S. Government Securities" or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, or (B) if the Independent Investment Banker obtains fewer than four Reference
Treasury Dealer Quotations, the average of all of the Quotations.

         "Independent Investment Banker" means Citigroup Global Markets Inc. ("Citigroup") or its successor or, if such firm or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by The Bank of New York, as trustee, after consultation with us.

         "Reference Treasury Dealer" means (1) Citigroup, J. P. Morgan Securities Inc. ("JPMorgan"), and Lehman
Brothers Inc. ("Lehman Brothers") and any other primary U.S. Government securities dealer in New York City (a
"Primary Treasury Dealer") designated by, and not affiliated with Citigroup or its successors, provided, however, that if Citigroup, JPMorgan, and Lehman Brothers, or any of their designees, ceases to be a Primary Treasury
Dealer, we will appoint another Primary Treasury Dealer as a substitute, and (2) any other Primary Treasury
Dealer selected by us.

         "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the
Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the date fixed for redemption.

         To exercise our option to redeem any bonds, we will give you a notice in writing (including by facsimile transmission) of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption.
If we elect to redeem fewer than all the bonds, The Bank of New York, as trustee, will select the particular bonds to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that The
Bank of New York, as trustee, deems fair and appropriate.

         Any notice of redemption, at our option, may state that the redemption will be conditional upon receipt by the paying agent, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the bonds.

         Series 2004C Bonds.

         The Series 2004C Bonds are not redeemable prior to their maturity.

No Sinking Fund

         There will be no provisions for any maintenance or sinking funds for any of the bonds.

Book-Entry, Delivery, and Form

         The bonds will be represented by one or more permanent global bonds in definitive, fully registered form without interest coupons.  Upon issuance, the bonds will be deposited with The Bank of New York, as trustee, as custodian for The Depository Trust Company in New York, New York (which we refer to as "DTC"), and registered in the name of DTC or its nominee.

         Ownership of beneficial interests in a global bond will be limited to persons who have accounts with
DTC, which we refer to as "participants," or persons who hold interests through participants.  Ownership of beneficial interests in a global bond will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC, or its nominee, is the registered owner or holder of any of the bonds, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such bonds represented by the global bond for all purposes under the first mortgage bond indenture and the bonds.  No beneficial owner of an interest in a global bond will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the first mortgage bond indenture.

         Payments of the principal of, and interest on, a global bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof.  None of the trustees, any paying agent, or we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global bond, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global bond as shown on the records of DTC or its nominee.
We also expect that payments by participants to owners of beneficial interests in such global bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers.  Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds.

         We expect that DTC will take any action permitted to be taken by a holder of bonds only at the direction of one or more participants to whose account the DTC interests in a global bond is credited and only in respect of such portion of the aggregate principal amount of bonds as to which such participant or participants has or have given such direction.  However, if there is an event of default under the bonds, DTC will exchange the applicable global bond for certificated bonds, which it will distribute to its participants.

         A global bond is exchangeable for definitive bonds in registered certificated form if:

         o     DTC (i) notifies us that it is unwilling or unable to continue as depositary for the global bonds, and we fail to appoint a successor depositary, or (ii) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

         o     at our option, we notify the trustees in writing that we have elected to cause the issuance of the certificated securities; or

         o     there has occurred and is continuing a default or event of default with respect to the bonds.

In addition, beneficial interests in a global bond may be exchanged for certificated securities upon prior written notice given to the trustees by or on behalf of DTC in accordance with the first mortgage bond indenture.  In all cases, certificated securities delivered in exchange for any global bond or beneficial interests in global bonds will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

         DTC has advised us that:  DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve
System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency"
registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global bond among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.  None of the trustees, the paying agent, or we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         Same Day Settlement and Payment

         We will make payments in respect of the bonds represented by the global bonds (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the global bondholder.  We will make all payments of principal, interest and premium with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder's registered address.  The exchange bonds represented by the global bonds are expected to trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in the exchange bonds will, therefore, be required by DTC to be settled in immediately available funds.  We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

                                                   UNDERWRITING

         Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as joint bookrunning managers of the offering and representatives of the underwriters named below.

         Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of bonds set forth opposite the underwriter's name.

                                                                          Principal        Principal         Principal
Underwriter                                                               Amount of     Amount of 2004B    Amount 2004C
-----------
                                                                       2004A Bonds to     Bonds to be     of Bonds to be
                                                                        be Purchased       Purchased         Purchased
                                                                       -------------      -----------    ----------------
Citigroup Global Markets Inc.                                          $  69,900,000    $122,325,000      $  34,950,000
J.P. Morgan Securities Inc.                                            $  69,900,000    $122,325,000      $  34,950,000
Lehman Brothers Inc.                                                   $  69,900,000    $122,325,000      $  34,950,000
Barclays Capital Inc.                                                  $  15,900,000    $ 27,825,000      $   7,950,000
Credit Suisse First Boston LLC                                         $  15,900,000    $ 27,825,000      $   7,950,000
Mellon Financial Markets, LLC                                          $  15,900,000    $ 27,825,000      $   7,950,000
Wedbush Morgan Securities Inc.                                         $  15,900,000    $ 27,825,000      $   7,950,000
Wells Fargo Brokerage Services, LLC                                    $  15,900,000    $ 27,825,000      $   7,950,000
Banc One Capital Markets, Inc.                                         $   3,600,000    $  6,300,000      $   1,800,000
Deutsche Bank Securities Inc.                                          $   3,600,000    $  6,300,000      $   1,800,000
Scotia Capital (USA) Inc.                                              $   3,600,000    $  6,300,000      $   1,800,000
                                                                       --------------    --------------    ---------------
         Total                                                         $300,000,000     $525,000,000      $ 150,000,000
                                                                       ============     ============      =============

         The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions.  The underwriters are obligated to purchase all the bonds if they purchase any of the bonds.

         UBOC Investment Services, Inc., an NASD member and an affiliate of Union Bank of California, is being paid a referral fee by Wedbush Morgan Securities Inc.  Union Bank of California is a syndicate member under our revolving credit facilities.

         The underwriters propose to offer some of the bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the bonds to dealers at the public offering price less a concession not to exceed the amounts listed in the table below. The underwriters may allow, and dealers may reallow a concession not to exceed the amounts listed in the table below on sales to other dealers.
After the initial offering of the bonds to the public, the representatives may change the public offering price and concessions.

                                                                        Series 2004A     Series 2004B       Series
                                                                            Bonds            Bonds       2004C Bonds
                                                                       ---------------- ---------------- -------------
Selling Concession (1)                                                     0.400%           0.500%          0.150%
Dealer Reallowance (1)                                                     0.250%           0.250%          0.125%

---------------

(1)  Expressed as a percentage of the principal amount of such series of bonds.

         The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering (expressed as a percentage of the principal amount of the bonds).

                                                                             Paid by Southern California Edison
                                                                             ----------------------------------
Per Series 2004A Bond                                                                      0.650%
Per Series 2004B Bond                                                                      0.875%
Per Series 2004C Bond                                                                      0.250%

         In connection with the offering, Citigroup, JPMorgan, and Lehman Brothers, on behalf of the underwriters, may purchase and sell bonds in the open market.  These transactions may include over-allotment, syndicate covering transactions, and stabilizing transactions.  Over-allotment involves syndicate sales of bonds in excess of the principal amount of bonds to be purchased by the underwriters in the offering, which creates a syndicate short position.  Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions.  Stabilizing transactions consist of certain bids or purchases of bonds made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

         The underwriters also may impose a penalty bid.  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, JPMorgan, or Lehman Brothers, in covering syndicate short positions or making stabilizing purchases, repurchases bonds originally sold by that syndicate member.

         Any of these activities may have the effect of preventing or retarding a decline in the market price of the bonds.  They may also cause the price of the bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions.  The underwriters may conduct these transactions in the over-the-counter market or otherwise.  If the underwriters commence any of these transactions, they may discontinue them at any time.

         We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be $400,000.

         The underwriters and affiliates of certain of the underwriters have performed investment banking, commercial banking  and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses.  The underwriters and such affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

         A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.  The representatives may agree to allocate a number of bonds to underwriters for sale to their online brokerage account holders.  The representatives will allocate bonds to underwriters that may make Internet distributions on the same basis as other allocations.  In addition, bonds may be sold by the underwriters to securities dealers who resell bonds to online brokerage account holders.

         JPMorgan and Lehman Brothers will make the bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider.  Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and Lehman Brothers and their customers and is not a party to any transactions.  Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan and Lehman Brothers based on transactions they conduct through the system.  JPMorgan and Lehman Brothers will make the bonds available to their customers through the
Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

         We expect to deliver the bonds against payment for the bonds on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the bonds.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.  Accordingly,

purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

         We have agreed that, from January 7, 2004 to the delivery of the bonds, we will not, without the prior written consent of Citigroup, JPMorgan, and Lehman Brothers, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us other than the bonds.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                                   LEGAL MATTERS

         Kenneth S. Stewart, our Assistant General Counsel, will pass upon the legality of the bonds for us.  As to matters affected by the laws of the States of Arizona, Nevada, and New Mexico (and, with regard to matters affecting our interest in the Four Corners generating station in New Mexico and the easement and lease therefore, federal and Navajo Nation law), Mr. Stewart will rely upon opinions from Steptoe & Johnson, LLP, Phoenix,
Arizona, Hale Lane Peek Dennison and Howard, Reno, Nevada, and Rodey, Dickason, Sloan, Akin & Robb, P.A.,
Albuquerque, New Mexico, respectively.  Certain legal matters will be passed upon for the underwriters by Cleary,
Gottlieb, Steen & Hamilton, New York, New York.

                                                    PROSPECTUS

                                                  $2,500,000,000

                                        SOUTHERN CALIFORNIA EDISON COMPANY

                First and Refunding Mortgage Bonds, Debt Securities, Preferred Stock and Guarantees

                                                    SCE TRUST I
                                                   SCE TRUST II

                                        Preferred Securities Guaranteed by
                                        Southern California Edison Company

         The securities may be offered and sold from time to time in one or more offerings up to an aggregate amount of $2,500,000,000.  This prospectus provides you with a general description of the securities that may be offered.

         Each time securities are sold, a supplement to this prospectus that contains specific information about the offering and the terms of the securities will be provided.  The supplement may also add, update or change information contained in this prospectus.  You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the securities.

         The securities may be sold to or through underwriters, dealers or agents or directly to other purchasers.  A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, the principal amounts of securities to be purchased by them, and the compensation they will receive.

         Southern California Edison Company may offer and sell first and refunding mortgage bonds, debt securities, preferred stock and guarantees of preferred securities.

         SCE Trust I and SCE Trust II may offer and sell preferred securities, guaranteed by Southern California
Edison Company.

         This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

                                  The date of this Prospectus is January 6, 2004

Relationship among Preferred Securities, Preferred Securities  Guarantees and Subordinated Debt

                                               About This Prospectus

         This prospectus is provided by Southern California Edison Company, SCE Trust I and SCE Trust II.  In
this prospectus, Southern California Edison Company is sometimes referred to as "Southern California Edison" or by the terms "we," "us" and "our."  SCE Trust I and SCE Trust II are sometimes referred to together as the
"trusts" or each separately as a "trust."

         This prospectus is part of a "shelf" registration statement filed with the United States Securities and
Exchange Commission.  By using a shelf registration statement, we and the trusts may sell up to an aggregate of
$2,500,000,000 of any combination of the securities described in this prospectus from time to time in one or more offerings.  This prospectus only provides you with a general description of the securities that we and the trusts may offer.  Each time we and/or the trusts sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities.  The supplement may also add, delete, update or change information contained in this prospectus.  You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent.  Before purchasing any securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement.  Neither we nor the trusts have authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.
Neither we nor the trusts will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their covers.  Our business, financial condition, results of operations and prospects may have changed since that date.

                                            Forward-Looking Statements

         This prospectus, any accompanying supplement and the additional information described under the heading
"Where You Can Find More Information" may contain forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, relying on information currently available to our management.
When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," or similar expressions, we are making forward-looking statements.  Forward-looking statements include the information concerning possible or assumed future results of operations set forth under the headings "Business"
and "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar headings in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as information in our Current
Reports on Form 8-K, incorporated by reference into this prospectus.

         Forward-looking statements are not guarantees of performance.  Our future results and shareholder value may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and value are beyond our ability to control or predict.  These statements are necessarily based upon various assumptions involving judgments about the future including, among others, our ability to achieve revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, energy markets, weather conditions, regulatory and legal decisions, the pace of deregulation of retail electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, the timing and success of business development efforts, new or increased environmental liabilities, and other uncertainties.  We and the trusts caution you not to put undue reliance on any forward-looking statements.  For those statements, we and the trusts claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

                                        Southern California Edison Company

         Southern California Edison is an investor-owned electric utility company, providing retail electric service to 4.5 million business and residential customers over a 50,000 square mile service area in coastal, central, and southern California, excluding the City of Los Angeles and certain other cities.  We own and operate transmission and distribution facilities and hydroelectric, coal, and nuclear power plants for the purpose of serving our customers' electricity needs.  In addition to power provided from our own generating resources, we procure power through long-term contracts from a variety of sources including other utilities, merchant generators, and other non-utility generators, including qualifying facilities.  Our customers also receive power purchased on their behalf through contracts signed by the California Department of Water Resources.  Based in
Rosemead, California, Southern California Edison was incorporated in California in 1909, and now has assets of more than $19 billion.

         All of our common stock is owned by Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses.  The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, CA 91770 and (626) 302-1212.

                                                    The Trusts

         Southern California Edison created two Delaware statutory trusts under two trust agreements.  The trusts are named SCE Trust I and SCE Trust II.  Southern California Edison plans to enter into an amended and restated
trust agreement for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities.  A form of amended and restated trust agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

         Each trust will exist solely to:

         o   issue and sell its preferred securities (representing undivided beneficial interests in the assets of the trust) to the public;

         o   issue and sell its common securities (representing undivided beneficial interests in the assets of the trust) to Southern California Edison;

         o   use the proceeds from the sale of its preferred and common securities to purchase a series of Southern
             California Edison's subordinated debt securities;

         o   distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities; and

         o   engage in other activities that are necessary or incidental to these purposes.

         Southern California Edison will purchase all of the common securities of each trust.  The common securities will represent an aggregate liquidation amount equal to at least 3 percent of each trust's total capitalization.  The preferred securities will represent the remaining 97 percent or less of the trust's total capitalization.  The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities.  However, if Southern California Edison defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to the similar amounts payable on the preferred securities.

         The preferred securities will be guaranteed by Southern California Edison as described later in this prospectus.

         Southern California Edison has appointed five trustees to conduct each trust's business and affairs:

         o   JPMorgan Chase Bank, as the "property trustee;"

         o   Chase Manhattan Bank USA, National Association, as the "Delaware trustee;" and

         o   Three Southern California Edison officers, as the "regular trustees."

         Except under certain limited circumstances, only Southern California Edison can remove or replace the trustees.  Southern California Edison also can increase or decrease the number of trustees.

         Southern California Edison will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust's obligations under the related preferred and common securities.

         Neither trust will have any independent operations.  Each trust exists solely for the reasons summarized above.

         The principal offices of each trust are located at 2244 Walnut Grove Avenue, Rosemead, California 91770,
and the telephone number of each trust is (626) 302-1930.

                                                  Use of Proceeds

         Except as otherwise described in a prospectus supplement, we or the trusts, as applicable, intend for the net proceeds of the offered securities to be used by:

         o    Southern California Edison to redeem, repay or retire outstanding debt or other securities, to finance construction expenditures, for other general corporate purposes, or to reduce short-term debt incurred to finance such activities; and

         o    the trusts to purchase subordinated debt securities of Southern California Edison.

                         Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

         The following table sets forth the ratio of Southern California Edison's earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 2002:

                                                                     Year Ended December 31,             12 Months.
                                                                                                            Ended
                                                            1998     1999     2000     2001     2002      06/30/03
                                                            ----     ----     ----     ----     ----      --------
Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends . . . . . . . . . . . .    2.70     2.71      (a)     5.87     4.02        3.19
---------------

(a)  In the year ended December 31, 2000, earnings were inadequate to cover combined fixed charges and preferred stock dividends.  An additional $3,083,698,000 in earnings would have been required to achieve a one-to-one ratio.

                                           Description of the Securities

         The following is a general description of the terms and provisions of the securities we and/or the trusts may offer and sell by this prospectus in one or more distinct offerings.  These summaries are not meant to be a complete description of each security.  This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security.  The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.  For more information about the securities, please refer to:

        o   the indenture between Southern California Edison and The Bank of New York, successor to Harris Trust and
            Savings Bank, and D.G. Donovan, successor to Pacific-Southwest Trust & Savings Bank, as trustees, dated as of October 21, 1923, as amended and supplemented, for the issuance of first and refunding mortgage bonds, which we refer to as the "first mortgage bond indenture" in this prospectus;

        o   the indenture between Southern California Edison and The Bank of New York, successor to Harris Trust and
            Savings Bank, as trustee, dated as of January 15, 1993, for the issuance of senior debt securities, which we refer to as the "senior indenture" in this prospectus;

        o   the indenture between Southern California Edison and JPMorgan Chase Bank, as trustee, for the issuance of subordinated debt securities, which we refer to as the "subordinated indenture" in this prospectus;

        o   Southern California Edison's restated articles of incorporation, including the certificates of determination of preferences for outstanding series of preferred stock;

        o   the amended and restated trust agreement of each trust, which we refer to as the "trust agreement" in this prospectus; and

        o   the guarantee agreement between Southern California Edison and JPMorgan Chase Bank, as trustee, relating to Southern California Edison's guarantee of the preferred securities issued by each trust.

         We and the trusts have filed or incorporated by reference forms or copies of these documents as exhibits to the registration statement.  In this prospectus we sometimes refer to the senior indenture and subordinated indenture together as the "unsecured indentures" and each separately as an "unsecured indenture."  We refer to each trustee for each indenture as the "indenture trustee."  The first mortgage bond indenture and the unsecured indentures are governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time.
The senior indenture and the subordinated indenture are substantially similar, but differ in some important respects.  The material differences between the senior indenture and the subordinated indenture are set forth in the description below under "Description of the Debt Securities."

                                      DESCRIPTION OF THE FIRST MORTGAGE BONDS

         The following description discusses the general terms and provisions of the first and refunding mortgage bonds that we may offer by this prospectus in one or more distinct offerings.  In this prospectus, we refer to the first and refunding mortgage bonds as "first mortgage bonds" or "bonds."  The first mortgage bonds will be an additional series of our secured debt securities created by resolution of our board of directors or the executive committee of the board, and will be issued under the first mortgage bond indenture, as amended and supplemented by supplemental indentures.

         The first mortgage bond indenture gives us broad authority to set the particular terms of each series of first mortgage bonds, including the right to modify certain of the terms contained in the first mortgage bond indenture.  The particular terms of a series of bonds and the extent, if any, to which the particular terms of the issue modify the terms of the first mortgage bond indenture will be described in the prospectus supplement relating to the bonds.

         The first mortgage bond indenture contains the full legal text of the matters described in this section.  Because this section is a summary, it does not describe every aspect of the first mortgage bonds or the first mortgage bond indenture.  This summary is subject to and qualified by all the provisions of the first mortgage bond indenture, including definitions of terms used in the first mortgage bond indenture.  Therefore, you should read carefully the detailed provisions of the first mortgage bond indenture, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus.  This summary also is subject to and qualified by the description in the applicable prospectus supplement of the particular terms of the first mortgage bonds and any applicable supplemental indenture.

General

         Before issuing each series of first mortgage bonds, we will specify the terms of that series through a board resolution and supplemental indenture.  The applicable prospectus supplement will contain a description of the following terms, among others, of each series of first mortgage bonds:

        o        the title of the bonds;

        o        any limit on the aggregate principal amount of the bonds of that series;

        o   the price at which the bonds will be issued;

        o   the date or dates on which principal will be payable or how to determine the dates;

        o   the rate or rates or method of determining interest; the date or dates from which interest will accrue;
            the dates on which interest will be payable, which we refer to as the "interest payment dates;"
            and any record dates for the interest payable on the interest payment dates;

        o   the place or places where payments on the bonds will be made;

        o   any obligation or option on our part to redeem, purchase or repay bonds; any option of the holder to require us to redeem or repurchase bonds; and the terms and conditions upon which the bonds will be redeemed, purchased or repaid;

        o   the denominations in which the bonds will be issued;

        o   whether the bonds are to be issued in whole or in part in the form of one or more global bonds and, if so, the identity of the depositary for the global bonds;

        o   whether the bonds are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

        o   whether the bonds may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

        o   if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global bond may be exchanged for interests in a definitive global bond or for definitive bonds, and (c) interests in any definitive global bond may be exchanged for definitive bonds;

        o   if other than United States dollars, the currency or currencies in which the bonds will be denominated and principal and interest will be payable;

        o   any index used to determine the amount of payments of principal of and any premium and interest on the bonds;

        o   any deletions, modifications or additions to the covenants or events of default provided for the bonds;

        o   whether the bonds are subject to discharge and defeasance at our option; and

        o   any other terms of the bonds.

Security

         The first mortgage bonds when issued, will, as to the security afforded by the first mortgage bond indenture, be secured equally and ratably with all other first mortgage bonds by a legally valid first lien or charge on substantially all of the property and franchises now owned by us (with exceptions and exclusions noted
below).  Such lien and our title to our properties are subject to the terms of franchises, licenses, easements, leases, permits, contracts and other instruments under which properties are held or operated, statutes and governmental regulations, liens for taxes and assessments, and liens of the indenture trustees.  In addition, such liens and our title to our properties are subject to other liens, prior rights and other encumbrances, none of which, with minor or insubstantial exceptions affects from a legal standpoint the security for the first mortgage bonds or our rights to use such properties in our business, unless the matters with respect to our interest in the Four Corners Generating Station and the related easement and lease referred to in the following paragraph may be so considered.

         Our rights and the rights of the indenture trustees in the Four Corners Generating Station in northern
New Mexico, located on land of the Navajo Nation under an easement from the United States and a lease from the
Navajo Nation, may be subject to possible defects, including possible conflicting grants or encumbrances not ascertainable because of the absence of or inadequacies in the applicable recording law and the record systems of the Bureau of Indian Affairs and the Navajo Nation, our possible inability to resort to legal process to enforce our rights against the Navajo Nation without Congressional consent, possible impairment or termination under certain circumstances of the easement and lease by the Navajo Nation, Congress, or the Secretary of the Interior,
and the possible invalidity of the Indenture lien against our interest in the easement, lease, and improvements at the Four Corners Generating Station.  We cannot predict what effect, if any, such possible defects may have on our interest in the Four Corners Generating Station.

         The first mortgage bond indenture provides that property hereafter acquired (other than excepted kinds noted below) is to become subject to the lien of the first mortgage bond indenture.  Such property may be subject to prior liens and other encumbrances.

         Properties excepted from the lien of the first mortgage bond indenture include cash, accounts receivable, deposits, bills and notes, contracts, leases under which we are lessor, securities not specifically required to be pledged, office equipment, vehicles, and all materials, supplies and electric energy acquired or produced for sale, consumption or use in the ordinary conduct of business.

Special Trust Fund

         We are required to deposit in a special trust fund with The Bank of New York, as trustee, on each May 1 and November 1, cash equal to 1 1/2% (subject to redetermination by agreement between us and The Bank of New

York, as trustee) of the aggregate principal amount of the first mortgage bonds and underlying bonds then outstanding (excluding certain bonds and underlying bonds, such as bonds called for redemption), less certain amounts paid or credited in respect of underlying bonds.  The term "underlying bonds" is defined in the first mortgage bond indenture to mean any securities or other evidence of indebtedness secured by property subsequently acquired by us.  Amounts in the special trust fund may, in general, be paid out for payment, redemption (at the redemption prices, including applicable premiums, set forth in the first mortgage bonds and subject to the limitation on refunding applicable to various series) or purchase of first mortgage or underlying bonds, or to reimburse us for the acquisition of certain additional properties.  The foregoing deposit requirement has not affected our cash flow, because the cash deposited has been simultaneously offset by its payment to us to reimburse us for the acquisition of additional properties.  Thus, there currently are no funds on deposit in the Special Trust Fund.

Issue of Additional Bonds

         In general, additional Bonds, ranking equally and ratably with the first mortgage bonds, may be issued in principal amounts equal to:

        a.   Certain bonds and underlying bonds acquired, redeemed or otherwise retired.

        b.   Cash deposited to pay or redeem Bonds or underlying bonds.

        c.   66?% of the net amount of additional property constructed or acquired by us and not theretofore used for other purposes under the first mortgage bond indenture, subject to certain restrictions.

        d.   Cash deposited in an advance construction account with The Bank of New York, as trustee (in certain events with such trustee's consent), to be withdrawn to reimburse us for 66?% of unbonded additional property.

         As of June 30, 2003, the amount of first mortgage bonds acquired, redeemed or otherwise retired against which bonds might be issued under the first mortgage bond indenture pursuant to clause (a) above was approximately $1.87 billion.  The net amount of additional property against which bonds might be issued under the first mortgage bond indenture pursuant to clause (c) above was approximately $11.23 billion, resulting in the ability to issue $7.48 billion of Bonds pursuant to clause (c) (i.e. $11.23 billion x .6666 = $7.48 billion).
The aggregate amount of bonds which we could issue under clauses (a) and (c) above would, if other conditions were met, be approximately $9.35 billion.  As of June 30, 2003, we had $3.3 billion of our first mortgage bonds outstanding.

         Furthermore, in addition to the first mortgage bond indenture's bondable property requirement described in clause (c) above, the first mortgage bond indenture also provides that additional first mortgage bonds may not be issued unless our net earnings (as defined) for twelve months shall have been at least two and one-half (2.5x)
times our total annual first mortgage bond interest charge.  For the twelve months ended June 30, 2003, such net earnings were 9.43 times such annual bond interest charges, which would limit the amount of additional bonds we could issue to $8.43 billion.  Notwithstanding the net earnings requirement, additional first mortgage bonds may be issued under the provisions referred to in (a) and (b) above under some circumstances involving, among other things, issuance of bonds not bearing a higher interest rate than the bonds to be retired, issuance of bonds to pay or redeem bonds maturing within two years and issuance of bonds on the basis of acquisition, redemption or other retirement of underlying bonds.  Additional first mortgage bonds may not be issued under the provisions referred to in paragraphs (c) and (d) above during any period when indebtedness secured by a prior lien on acquired utility property has not been established as underlying bonds.

         Other than the security afforded by the lien of the first mortgage bond indenture and restrictions on the issuance of additional bonds described above, there are no provisions of the first mortgage bond indenture which afford holders of the first mortgage bonds protection against us increasing our ratio of total debt to total "bondable" assets.

Defaults and Other Provisions

         The first mortgage bond indenture provides that the following are defaults:

         o   default in payment of principal;

         o   default for 60 days in payment of interest or satisfaction of the special trust fund obligation;

         o   default under our covenants and conditions in the first mortgage bond indenture or in the bonds for 60 days after notice by The Bank of New York, as trustee;

         o   certain acts of bankruptcy and certain events in bankruptcy, insolvency, receivership or reorganization proceedings; and

         o   our failure to discharge or stay within 60 days any judgment against us for the payment of money in excess of $100,000.

         A California court may not strictly enforce certain of our covenants contained in the first mortgage bond indenture or the first mortgage bonds or allow acceleration of the due date of the first mortgage bonds if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances.
However, acceleration would be available if an event of default occurs as a result of a material breach of a material covenant contained in the first mortgage bond indenture or the first mortgage bonds.

         The first mortgage bond indenture and the Trust Indenture Act of 1939 require us to file with an indenture trustee documents and reports with respect to the absence of default and compliance with the terms of the first mortgage bond indenture annually and upon the authentication and delivery of additional first mortgage bonds, the release of cash or property, the satisfaction and discharge of the first mortgage bond indenture, or any other action requested to be taken by an indenture trustee at our request.

         The holders of a majority in principal amount of outstanding first mortgage bonds may require the indenture trustees to enforce the lien of the first mortgage bond indenture upon the happening (and continuance for the prescribed grace period, if any) of any of the defaults referred to above, and upon the indemnification of the indenture trustees to their reasonable satisfaction.

Concerning the Trustees

         The Bank of New York and certain of its affiliates act as trustees for our senior debt securities and certain pollution control bonds issued on our behalf and for certain securities issued by our parent, Edison
International.  We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

         Neither by the first mortgage bond indenture nor otherwise are the indenture trustees restricted from dealing in the first mortgage bonds as freely as though they were not indenture trustees.  However, the Trust
Indenture Act provides that if either indenture trustee acquires or has acquired a conflicting interest, as defined in the Trust Indenture Act, and a default under the first mortgage bond indenture occurs or has occurred, such indenture trustee must within 90 days following the default eliminate such conflict, cure the default or resign.  The Trust Indenture Act provides that an indenture trustee with an uncured conflict of interest will not be required to resign if it can show that the conflict will be cured or the default waived within a reasonable time and a stay of its duty to resign is not inconsistent with the interests of the holders of the outstanding bonds.  In certain cases, the first mortgage bond indenture and the Trust Indenture Act require an indenture trustee to share the benefit of payments received as a creditor after the beginning of the third month prior to a default.

Modification of the Indenture

         The holders of 80% in principal amount of all first mortgage bonds outstanding may authorize release of trust property, waive defaults and authorize certain modifications of the first mortgage bond indenture.  However,

our obligation to pay principal and interest will continue unimpaired; and such modifications may not include, among other things, modifications giving any bonds preference over other bonds or authorizing any lien prior to that of the first mortgage bond indenture.  In addition, modifications of rights of any series require the assent of the holders of 80% in principal amount of the bonds of such series.

Global Securities

         We may issue first mortgage bonds of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series.  Global securities may be issued in either registered or bearer form and in either temporary or permanent form.  Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor.  We will describe the specific terms of the depositary arrangement for a series of first mortgage bonds in the prospectus supplement relating to that series.

                                        DESCRIPTION OF THE DEBT SECURITIES

         The following description discusses the general terms and provisions of the debt securities other than first mortgage bonds that we may offer by this prospectus in one or more distinct offerings.  We may issue the debt securities as senior debt securities or subordinated debt securities.  The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of Southern California
Edison.  The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of the senior debt of Southern California Edison, to the extent and in the manner set forth in the applicable prospectus supplement for the securities.  (See "Subordination" below.)

         At June 30, 2003, Southern California Edison had approximately $4.6 billion of senior secured indebtedness that effectively would rank senior to any senior debt securities and approximately $1.0 billion of indebtedness that would be pari passu with any senior debt securities.  At June 30, 2003, Southern California
Edison also had approximately $5.6 billion of senior indebtedness that would rank senior to any subordinated debt securities.  The amounts of senior secured indebtedness and other senior indebtedness include $3.3 billion of first mortgage bonds and $1.1 billion of rate reduction notes previously issued by or on behalf of Southern
California Edison.  As described above under "Description of the First Mortgage Bonds," the first mortgage bonds are issued under and secured by the first mortgage bond indenture, which creates a lien on substantially all the properties of Southern California Edison for the benefit of the holders of the first mortgage bonds.  The rate reduction notes are secured by a right to receive certain charges from electricity customers of Southern
California Edison.  The debt securities other than first mortgage bonds that we are offering by this prospectus are not secured by any assets or property of Southern California Edison.

         The unsecured indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures.  The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the unsecured indenture will be described in the prospectus supplement relating to the debt securities.

         Each unsecured indenture contains the full legal text of the matters described in this section.  Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture.
This summary is subject to and qualified by all the provisions of the applicable indenture, including definitions of terms used in any such indenture.  Therefore, you should read carefully the detailed provisions of the unsecured indentures, which we have incorporated by reference as exhibits to the registration statement that includes this prospectus.  This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

         We may issue an unlimited amount of debt securities under each unsecured indenture in one or more series, up to the aggregate principal amounts that may be authorized by us from time to time.

         The debt securities will be unsecured obligations of Southern California Edison.

         Before issuing each series of debt securities, we will specify the terms of that series through a board resolution, officers' certificate or supplemental indenture.  The applicable prospectus supplement will contain a description of the following terms, among others, of each series of debt securities:

        o   the title of the debt securities;

        o   any limit on the aggregate principal amount of the debt securities of that series;

        o   the price at which the debt securities will be issued;

        o   the date or dates on which principal will be payable or how to determine the dates;

        o   the rate or rates or method of determining interest; the date or dates from which interest will accrue;
            the dates on which interest will be payable, which we refer to as the "interest payment dates;"
            any record dates for the interest payable on the interest payment dates; and any special provisions for the payment of additional amounts with respect to the debt securities;

        o   the place or places where payments on the debt securities will be made;

        o   any obligation or option on our part to redeem, purchase or repay debt securities; any option of the holder to require us to redeem or repurchase debt securities; and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

        o   any provision for deferral of interest payments;

        o   the denominations in which the debt securities will be issued (if other than denominations of $1,000 and any integral multiple thereof);

        o   whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

        o   whether the debt securities may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

        o   if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities, and
            (c) interests in any definitive global security may be exchanged for definitive debt securities;

        o   if other than United States dollars, the currency or currencies in which the debt securities will be denominated and principal and interest will be payable;

        o   any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

        o   any deletions, modifications or additions to the covenants or events of default provided for the debt securities;

        o   whether the debt securities are subject to discharge and defeasance at our option; and

        o   any other terms of the debt securities.

         In addition, we will set forth in the prospectus supplement for any offering of subordinated debt securities the following terms to the extent they are applicable:

        o   any right to extend the interest payment periods;

        o   whether the series of subordinated debt securities will be junior in right of payment to any other series; and

        o   any changes in the subordination provisions of the subordinated indenture with respect to the series.

         We may also issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount.  We will describe in a prospectus supplement the federal income tax consequences and other special considerations applicable to any original issue discount securities.

Form of Debt Securities

         We may issue the senior debt securities as registered securities, bearer securities or both.  We may issue the subordinated debt securities only as registered securities, unless we enter into a supplemental indenture that provides for bearer securities.  We also may issue the debt securities of a series in whole or in part in the form of one or more global securities, as described below under the heading "Global Securities."
Unless we specify otherwise in a prospectus supplement, registered securities denominated in United States dollars will be issued only in the denominations of $1,000 and any integral multiple thereof and bearer securities denominated in United States dollars will be issued only in denominations of $1,000, $10,000, and
$100,000.  All debt securities of any one series will be substantially identical except as to denomination and as otherwise provided by a board resolution, officer's certificate or supplemental indenture.  For any series of debt securities denominated in a foreign or composite currency, we will specify the denominations and any special
United States federal income tax and other related considerations in a prospectus supplement.  No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

Payment of Debt Securities

         Registered Securities.  Unless we state otherwise in a prospectus supplement, we will make payments with respect to debt securities that are in registered form as follows:

        o   We will pay interest on each interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment.  At our option, we may pay interest by mailing a check to each holder's registered address or by wire transfer to an account designated by the holder under an arrangement that is satisfactory to the indenture trustee and us.

        o   We will pay principal of and any premium on registered securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at the corporate trust office of the respective indenture trustee in Chicago, Illinois, for senior debt securities, and
            New York, New York, for subordinated debt securities.

         Bearer Securities.  Unless we state otherwise in a prospectus supplement, we will make payments in the designated currency with respect to senior debt securities that are in bearer form as follows:

        o   We will pay interest on each interest payment date only upon presentation of the coupon for the interest payment at a paying agency outside the United States designated by us.

        o   We will pay principal of and any premium on bearer securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at a paying agency outside the
            United States designated by us.

        o   At the option of a holder of bearer debt securities, we will also pay any principal, premium or interest by mailing a check or by wire transfer to an account with a bank located outside the United
            States.

         Unless we state otherwise in a prospectus supplement, we will not make any payment with respect to a bearer senior debt security within the United States (including payment at the corporate trust office of the indenture trustee or

any other paying agency in the United States, by transfer to an account in the United States, or by mail to an address in the United States), except if payment at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.  In that case, we will pay principal of and premium, if any, and interest on bearer senior debt securities in United States dollars at the corporate trust office of the indenture trustee in Chicago, Illinois.

         Paying Agents.  In a prospectus supplement, we will name any paying agents other than the indenture trustee that we have initially appointed for a series of debt securities.  We may terminate the appointment of any of the paying agents at any time, except that we will maintain at least one paying agent in Chicago, Illinois for registered senior debt securities and at least one paying agent in a city outside the United States so long as any bearer senior debt securities are outstanding.  In addition, we will maintain a paying agent in London or
Luxembourg or any city outside the United States, if that is required by a stock exchange on which a series of senior debt securities is listed.

         Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us.  Thereafter, the holder of debt securities entitled to such payment must look only to us for payment.

Exchanges and Transfers of Debt Securities

         Subject to the provisions of the applicable indenture and prospectus supplement, you may exchange your debt securities (other than debt securities represented by a global security, except as set forth below) for other debt securities of the same series with the same interest rate, maturity and total principal amount, as described in this section.  You may have your debt securities divided or combined into smaller or larger authorized denominations.  If you hold bearer senior debt securities, you may exchange them (with the remaining coupons) for registered senior debt securities or other bearer senior debt securities, but the exchange must be made outside the United States.  If you hold registered securities, you may not exchange them for bearer securities.

         You may exchange or transfer your registered debt securities, other than debt securities represented by a global security, at the office of the indenture trustee or another transfer agent designated by us and named in a prospectus supplement.  We have appointed the indenture trustee to act as the security registrar for registering debt securities in the names of holders and transferring debt securities.  We may appoint, remove or add additional transfer agents and change their locations.  If we issue bearer debt securities, we will maintain a transfer agent outside the United States where they may be exchanged.  If you hold bearer senior debt securities, you may transfer them by delivering the certificate to the new holder.  There will be no service charge for transfer or exchange of your debt securities, but you may be required to pay for any related taxes and other governmental charges.

         In the event of any redemption, we are not required to:

        o   issue, register the transfer of or exchange the debt securities during a period of 15 days before giving any notice of redemption;

        o   register the transfer of or exchange any registered security selected for redemption in whole or in part, except the unredeemed portion of any registered security being redeemed in part;

        o   exchange any bearer senior debt security selected for redemption, except that a bearer senior debt security may be exchanged for a registered senior debt security of the same series if the debt securities of the series are issuable as registered securities; or

        o   register the transfer of or exchange any debt security if the holder of the debt security has expressed the right, if any, to require us to repurchase the debt security in whole or in part, except that portion of the debt security not required to be repurchased, provided that the debt security shall be immediately surrendered for redemption with written instructions for payment consistent with the provisions of the indenture.

Redemption of Debt Securities

         We will set forth any terms for the redemption of debt securities in a prospectus supplement.  Unless we indicate differently in a prospectus supplement, and except for debt securities redeemable at the option of the registered holder, we may redeem debt securities upon notice by mail between 30 and 60 days before the redemption date.  If we choose to redeem less than all of the debt securities of any series or tranche of a series, the indenture trustee will select the debt securities to be redeemed.  The indenture trustee will choose a method of selection it deems fair and appropriate unless another method has been specified in accordance with the indenture.

         Debt securities will cease to bear interest on the redemption date.  We will pay the redemption price and any accrued interest once you surrender the debt security for redemption (along with any remaining coupons in the case of bearer senior debt securities).  If only part of a debt security is redeemed and you have surrendered the debt security, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

Global Securities

         We may issue debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series.  Global securities may be issued in either registered or bearer form and in either temporary or permanent form.  Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor.  We will describe the specific terms of the depositary arrangement for a series of debt securities in the prospectus supplement relating to that series.

Events of Default and Remedies for Senior Debt Securities

         This section contains descriptions of the events of default and remedies specified in the senior indenture for the senior debt securities.  The corresponding provisions for the subordinated debt securities, which differ in some material respects, are described in the next following section under the heading "Events of
Default and Remedies for Subordinated Debt Securities."

         Defaults.  An "event of default" under the senior indenture occurs with respect to any series of senior debt securities if:

        o   we do not pay any installment of interest on senior debt securities of the series within 30 days of when it is due;

        o   we do not pay principal or premium on any senior debt securities of the series when it is due;

        o   we do not pay any sinking fund installment on senior debt securities of the series when it is due;

        o   we remain in breach of any other covenant or agreement in the senior indenture for 60 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities;

        o   we fail to pay any indebtedness of more than $10,000,000 when it is finally due and do not fully cure the failure within 30 days after receiving of notice from the indenture trustee or the holders of
            25 percent in principal amount of all the outstanding senior debt securities; or

        o   we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization.

         An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities.  We are required to file with the indenture trustee an annual officer's certificate indicating whether we are in default under the senior indenture.

         Acceleration.  If an event of default occurs and is continuing with respect to any series of senior debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under
"Defaults" above, the holders of 25 percent in principal amount of all the senior debt securities) may declare the principal amount of the senior debt securities of that series (or of all the senior debt securities, as the case may be) to be immediately due and payable.  After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of senior debt securities of that series or of all of the senior debt securities, as the case may be, may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions.  In certain cases, the holders of a majority in principal amount of the senior debt securities of any series or of all the senior debt securities, as the case may be, may waive any past default or event of default.

         Actions by Indenture Trustee and Holders.  The senior indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the senior debt securities after an event of default:

        o   The indenture trustee must give notice of a default to the holders of senior debt securities of the affected series within 90 days after a default occurs that is known to the indenture trustee, if the default is not cured or waived.  However, the indenture trustee may withhold the notice if it determines in good faith that it is in the interests of the holders to do so, except in the case of a default in the payment of principal, premium or interest.

        o   Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the senior debt securities of a series before exercising any right or power under the senior indenture with respect to the series at the request of the holders.

        o   No holder of senior debt securities of a series may institute proceedings to enforce the senior indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under "Defaults" above, the holders of 25 percent in principal amount of all the senior debt securities) have requested the indenture trustee to enforce the senior indenture and offered reasonable indemnity to the indenture trustee.

        o   Each holder of senior debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit to enforce that right.

        o    he holders of a majority in principal amount of the senior debt securities of a series or of all the senior debt securities, as the case may be, may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the senior debt securities of the series, as long as the direction does not conflict with any law or the senior indenture or expose the indenture trustee to personal liability.  The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Events of Default and Remedies for Subordinated Debt Securities

         This section contains descriptions of the events of default and remedies specified in the subordinated indenture for the subordinated debt securities.  The corresponding provisions for the senior debt securities, which differ in some material respects, are described in the preceding section under the heading "Events of
Default and Remedies for Senior Debt Securities."

         Defaults.  An "event of default" under the subordinated indenture occurs with respect to any series of subordinated debt securities if:

        o   we do not pay any installment of interest on subordinated debt securities of the series within 30 days of when it is due (following any deferral allowed under the terms of the subordinated debt securities and elected by us);

        o   we do not pay principal or premium on any subordinated debt securities of the series when it is due;

        o   we do not pay any sinking fund installment on subordinated debt securities of the series within 60 days of when it is due;

        o   we remain in breach of any other covenant or agreement in the subordinated indenture for 90 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of the outstanding subordinated debt securities of the series;

        o   we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization; or

        o   any other event of default specified in the prospectus supplement occurs.

         An event of default with respect to one series of subordinated debt securities does not necessarily constitute an event of default with respect to any other series of subordinated debt securities.  We are required to file with the indenture trustee an annual officer's certificate indicating whether we are in default under the subordinated indenture.

         Acceleration.  If an event of default occurs and is continuing with respect to any series of subordinated debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the subordinated debt securities of the series (or, if any subordinated debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in such securities)
may declare the principal amount of the subordinated debt securities of that series to be immediately due and payable.  After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of subordinated debt securities of that series may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions.  In certain cases, the holders of a majority in principal amount of the subordinated debt securities of all affected series, voting as one class, may waive any past default or event of default.

         Actions by Indenture Trustee and Holders.  The subordinated indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the subordinated debt securities after an event of default:

        o   The indenture trustee must give notice of a default to the holders of subordinated debt securities of the affected series as provided by the Trust Indenture Act.

        o   Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the subordinated debt securities of a series before exercising any right or power under the subordinated indenture with respect to the series at the request of the holders.

        o   No holder of subordinated debt securities of a series may institute proceedings to enforce the subordinated indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the subordinated debt securities of all affected series, considered as one class (or in the case of defaults in the payment of principal, premium or interest, an affected series) have requested the indenture trustee to enforce the subordinated indenture and offered reasonable indemnity to the indenture trustee.

        o   Each holder of subordinated debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit a to enforce that right.

        o   The holders of a majority in principal amount of the subordinated debt securities of an affected series
            (or of all the subordinated debt securities, in the case of a default as to all series) may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the subordinated debt securities of the series, as long as the direction does not conflict with any law or the subordinated indenture or involve the indenture trustee in personal liability.  The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Modification of the Indenture

         Without Consent of Holders.  Without the consent of any holders of debt securities, we and the indenture trustees may enter into supplemental indentures to:

        o   evidence the succession of another entity to take our place and assume our covenants;

        o   add to our covenants for the benefit of the holders of all or any series of the debt securities, or surrender any right or power conferred upon us;

        o   add any additional events of default for all or any series of the debt securities;

        o   add to or change certain provisions for issuing, exchanging or registering bearer securities, as specified in the senior indenture or the subordinated indenture;

        o   add to, change or eliminate any provisions of the applicable indenture, but those modifications will not apply to debt securities of any series that was created before the modifications;

        o   establish the form or terms of debt securities of any series as permitted by the unsecured indentures;

        o   evidence and provide for a successor or additional indenture trustee;

        o   provide security for the debt securities of any series;

        o   cure any ambiguity, defect or inconsistency or make any other changes that do not adversely affect the interests of the holders of debt securities; or

        o   evidence any changes in the disqualification and eligibility requirements applicable to the indenture trustee under the senior indenture, as permitted by the senior indenture, or effect any change to qualify the senior indenture under the Trust Indenture Act of 1939.

         With Consent of Holders.  We may enter into supplemental indentures with the indenture trustees to modify the unsecured indentures or the rights of holders of the debt securities, if we obtain the consent of the holders of at least a majority in principal amount of the debt securities affected by the modification.  However, without the consent of all affected holders of debt securities, no supplemental indenture may:

        o   change the stated maturity of the principal or interest on any debt security, reduce the principal amount or interest payable, reduce any premium payable upon redemption, reduce the amount of principal of an original issue discount security payable upon its acceleration, change the currency in which any debt security is payable, change any right of redemption or repurchase, or impair the right to bring suit to enforce any payment;

        o   reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indentures; or

        o   modify certain provisions in the unsecured indentures relating to supplemental indentures and waivers of covenants and past defaults.

         A supplemental indenture that changes or eliminates any provision of the unsecured indentures expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the rights of the holders of debt securities of any other series.

Consolidation, Merger and Sale of Assets; No Financial Covenants

         Subject to the provisions described in the next paragraph, we will preserve our corporate existence.

         We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

        o   the entity formed by the consolidation or merger, or which acquires or leases our property and assets substantially as an entirety, is organized and existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by a supplemental indenture in form satisfactory to the indenture trustees, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of our covenants under the unsecured indentures;

        o   immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and

        o   we have given the indenture trustees an officers' certificate and legal opinion that all conditions in the unsecured indentures relating to the transactions have been complied with.

         The unsecured indentures contain no financial or other similar restrictive covenants.  Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.  There are no provisions of the unsecured indentures that protect holders of the debt securities in the event of a highly leveraged transaction involving Southern California Edison.  However, management of
Southern California Edison believes that required regulatory approvals of a highly leveraged transaction would be unlikely to be obtained.

Discharge and Defeasance

         There are significant differences between the provisions of the senior indenture and the subordinated indenture for defeasance of debt securities and discharge of our obligations.  The respective provisions are discussed separately below.

         Defeasance of Senior Debt Securities   When we issue a series of senior debt securities, we may specify that we will be discharged from any and all obligations in respect of those senior debt securities (except as described below) upon the irrevocable deposit with the indenture trustee of money and/or government obligations which will provide money in an amount sufficient to pay principal, premium and interest on the senior debt securities when due in accordance with the terms of the senior indenture and the senior debt securities.  We must also satisfy conditions that:

        o   the deposit will not cause the indenture trustee to have a conflicting interest;

        o   there is no event of default under the senior indenture within 91 days after the deposit;

        o   the deposit will not result in breach or violation of any applicable laws, the senior indenture or any other agreement by which we are bound;

        o   the deposit will not result in a trust that is an investment company subject to the Investment Company
            Act of 1940, or such trust will be qualified or exempt from the Investment Company Act of 1940;
            and

        o   we have delivered to the indenture trustee an officer's certificate and an opinion of counsel each stating that all conditions in the senior indenture to the defeasance and discharge have been complied with.

         The discharge of our obligations does not include certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold monies for payment in trust and, if so specified as to the senior debt securities of a series, to pay the principal, premium and interest on those senior debt securities.

         We may specify as to the senior debt securities of a series that the deposit of money described above will be made only if it will not cause the senior debt securities listed on any nationally recognized securities exchange to be de-listed.  We may also specify as to a series of senior debt securities that the deposit will be conditioned on our giving to the indenture trustee an opinion of counsel (who may be our counsel) to the effect that, based upon applicable United States federal income tax laws or a ruling published by the United States
Internal Revenue Service, the deposit and discharge will not be a taxable event for the holders of the senior debt securities.

         Defeasance of Subordinated Debt Securities.  The subordinated indenture provides, unless the terms of the particular series of subordinated debt securities provide otherwise, that upon satisfying several conditions we may cause ourselves to be:

        o   discharged from our obligations, with some exceptions, as to any series of subordinated debt securities, which we refer to as "defeasance;" and

        o   released from our obligations under specified covenants as to any series of subordinated debt securities, which we refer to as "covenant defeasance."

         The conditions that we must satisfy for either a defeasance or a covenant defeasance of a series of subordinated debt securities include:

        o   the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay principal, premium and interest on the subordinated debt securities on the maturity dates of the payments or upon redemption;

        o   there is no event of default under the subordinated indenture at the time of such deposit or, as to defaults related to bankruptcy or similar proceedings, within 90 days after the deposit;

        o   notice of redemption of the subordinated debt securities has been given or provided for, if the subordinated debt securities are to be redeemed before their stated maturity (other than from mandatory sinking fund payments or analogous payments); and

        o   we have delivered to the indenture trustee an officer's certificate and an opinion of counsel each stating that all conditions to the defeasance or covenant defeasance have been complied with.

         The discharge of our obligations through a defeasance or covenant defeasance does not discharge the rights of the holders of the defeased subordinated debt securities to receive payments of principal, premium and interest from the trust funds when due, or our obligations to register the transfer or exchange of subordinated debt securities, replace stolen, lost or mutilated subordinated debt securities, maintain paying agencies and hold monies for payment in trust.

         The subordinated indenture permits defeasance as to any series of subordinated debt securities even if a prior covenant defeasance has occurred as to the subordinated debt securities of that series.  Following a defeasance, payment of the subordinated debt securities defeased may not be accelerated because of an event of default.  Following a covenant defeasance, payment of the subordinated debt securities may not be accelerated because of a breach of the specified covenants affected by the covenant defeasance.  However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities defeased, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

         Tax Effects of Defeasance of Debt Securities.  Under current United States federal income tax law, the defeasance of either senior or subordinated debt securities as described in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss.  In

addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance.  You should consult your own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Under current United States federal income tax laws, unless accompanied by other changes in the terms of the subordinated debt securities, covenant defeasance of subordinated debt securities generally should not be treated as a taxable exchange.

Subordination

         Unless we establish other provisions through a board resolution, officer's certificate or supplemental indenture, which we will describe in a prospectus supplement, the debt securities issued under the subordinated indenture will be subordinated in the following manner:

        o   If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all senior indebtedness (as defined below), including senior debt securities.  However, our obligation to pay principal, premium or interest on the subordinated debt securities will not otherwise be affected.

        o   No payment on account of principal, premium, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, sinking fund or interest on senior indebtedness.

        o   If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness.

        o   Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

         The term "senior indebtedness" means the principal, premium, interest and any other payment due on any of the following, whether existing before the subordinated indenture was signed or incurred after it was signed:
(a) all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause assumed or guaranteed in any manner by us, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses, unless it is expressly provided in the case of any particular obligation described above that it is not superior in right of payment to or is pari passu with the subordinated debt securities.  Senior indebtedness includes all of our first mortgage bonds and all of the senior debt securities.

         Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more ratably than holders of subordinated debt securities.  The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture.

         If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Concerning the Indenture Trustees

         The Bank of New York and certain of its affiliates act as trustees for our first and refunding mortgage bonds and certain pollution control bonds issued on our behalf and for certain securities issued by our parent,
Edison International.  We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

         JPMorgan Chase Bank acts as trustee for certain securities issued by our parent, Edison International.
We and Edison International maintain bank deposits with JPMorgan Chase Bank and may borrow money from the bank from time to time.

Limitations on Issuance of Bearer Securities

         Senior debt securities may be issued in the form of bearer securities.  Subordinated debt securities may not be issued in bearer form unless the subordinated indenture is amended to provide for bearer securities.

         In compliance with United States federal tax laws and regulations, bearer securities generally may not be offered or sold during a restricted period to a person within the United States or its possessions or to or for the account or benefit of a United States person.  However, subject to certain restrictions and limitations, offers or sales may be made to:

        o   the United States office of an international organization (as defined in Section 7701(a)(18) of the
            Internal Revenue Code of 1986 and the regulations thereunder);

        o   the United States office of a foreign central bank (as defined in Section 895 of the Internal Revenue
            Code of 1986 and the regulations thereunder); and

        o   United States persons that are (a) foreign branches of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)), which are purchasing for their own account or for resale, or (b) persons that acquire and hold bearer securities through a foreign branch of a
            U.S. financial institution, and in either case, the financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986.

         Definitive bearer securities will not be delivered during the same restricted period within the United
States and will not be delivered in any event unless the beneficial owner of the bearer securities provides the required certification as to non-United States beneficial ownership.  The restricted period for these purposes is the period beginning upon the earlier of the issue date of any bearer securities or the date on which those bearer securities are first offered and ending 40 days after the issue date or later date in the case of any unsold original allotment or subscription.

         Bearer securities will bear the following legend on their face and on any interest coupons which may be detached or, if the obligation is evidenced by a book entry, in the book of record in which the book entry is made:  "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal
Revenue Code."  The sections referred to in the legend provide that a United States person who holds a bearer security will not be allowed to deduct any loss realized on the sale, exchange or redemption of the bearer security and any gain (which might otherwise be characterized as capital gain) recognized on the sale, exchange or redemption will be treated as ordinary income.

         As used herein, "United States person" means an individual who is a citizen or resident of the United
States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Governing Law

         The senior indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York.  The subordinated indenture and the subordinated debt securities will be governed by

and construed in accordance with the laws of the State of California, except that the rights, duties, indemnities and immunities of the indenture trustee will be governed by the laws of the State of New York.

                                        DESCRIPTION OF THE PREFERRED STOCK

         The following description of Southern California Edison's preferred stock is a summary, and it does not describe every aspect of the preferred stock.  Southern California Edison's amended, restated and corrected articles of incorporation, including the certificates of determination of preferences relating to outstanding series of preferred stock, which are collectively referred to in this prospectus as the "articles of incorporation," contain the full legal text of the matters described in this section.  This summary is subject to and qualified by the articles of incorporation.  Therefore, you should read carefully the detailed provisions of the articles of incorporation, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus.  This summary also is subject to and qualified by the description of the particular terms of the preferred stock in the applicable prospectus supplement.

General

         The rights, preferences and privileges of the preferred stock are established by the articles of incorporation.  Whenever we offer and sell preferred stock, our board of directors will adopt and we will file with the California Secretary of State a new certificate of determination of preferences to establish the terms of each new series of preferred stock.  We will also set forth the terms in a prospectus supplement.

         Southern California Edison's authorized capital stock consists of the following classes of shares of stock with the following number of shares per class:

        o    cumulative preferred stock - 24,000,000 shares with a par value of $25 per share;

        o    $100 cumulative preferred stock - 12,000,000 shares with a par value of $100 per share;

        o    preference stock - 50,000,000 shares with no par value; and

        o    common stock - 560,000,000 shares with no par value.

         As of June 30, 2003, Southern California Edison had issued and outstanding 5,150,198 shares of cumulative preferred stock, 1,500,800 shares of $100 cumulative preferred stock, no shares of preference stock, and 434,888,104 shares of common stock.  All of the outstanding shares of common stock are owned by Edison
International, our corporate parent.

         The Southern California Edison board of directors may authorize the preferred stock to be issued from time to time as one or more series of cumulative preferred stock or $100 cumulative preferred stock.  For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article
Sixth of the articles of incorporation, may fix the number of shares, dividend rights, dividend rate, conversion rights, voting rights (in addition to the voting rights provided in the articles of incorporation), rights and terms of redemption (including sinking fund provisions), redemption price or prices and/or voluntary liquidation preferences.  All shares of preferred stock will be fully paid and nonassessable and will not have any preemptive or similar rights.

         We will set forth in a prospectus supplement the following terms of each series of preferred stock offered through this prospectus:

        o    the designation of the series;

        o    the total number of shares;

        o    the price or prices at which shares will be offered and sold;

        o   the dividend rate and dividend payment dates;

        o   any mandatory or optional sinking fund, purchase fund or similar provisions;

        o   the dates, prices and other terms of any optional or mandatory redemption;

        o   any voluntary liquidation preferences;

        o   the procedures for auction and remarketing, if any, of the shares;

        o   any listing of the shares on a securities exchange; and

        o   any other specific terms, preferences, rights, limitations or restrictions.

Rank of the Preferred Stock

         Unless we state otherwise in a prospectus supplement, all series of preferred stock, whether of cumulative preferred stock or $100 cumulative preferred stock, will rank equally as to dividends and payments upon liquidation, dissolution or winding up.  The preferred stock ranks senior to all of the preference stock and common stock.  Currently, we have no equity securities outstanding or authorized that would rank senior to the preferred stock.

Dividend Rights

         Each series of preferred stock is entitled to receive, in preference to the holders of preference stock and common stock, as declared by the Southern California Edison board of directors, cumulative quarterly cash dividends at the rate fixed for such series and no more.

         Whenever dividends on any shares of the preferred stock are in default, we may not:

        o   pay or declare any dividend on the preference stock or common stock, except a dividend payable in preference stock or common stock;

        o   purchase or redeem any shares of preference stock or common stock, except with the proceeds of any sale of shares of preference stock or common stock; or

        o   redeem less than all of the preferred stock or purchase any shares of preferred stock, except through offers to all holders of preferred stock in proportion to the par values and market prices per share of the respective classes.

         The first mortgage bond indenture securing Southern California Edison's first mortgage bonds provides, in substance, that Southern California Edison cannot pay any cash dividends except out of surplus at December 31,
1921, and out of earnings since then.  None of Southern California Edison's present earnings reinvested in the business are restricted by this provision.  Southern California Edison does not expect this provision to have any adverse effect on its ability to pay dividends on the preferred stock.

Voting Rights

         Each share of cumulative preferred stock is entitled to six votes and each share of $100 cumulative preferred stock is entitled to two votes on all matters submitted to a vote of shareholders.  Votes may not be cumulated in electing directors.  The preferred capital stock of Southern California Edison may be increased or diminished at a meeting of shareholders by a vote of at least two-thirds of the entire subscribed or issued capital stock.  Because Edison International owns and can vote all the shares of the common stock, which comprise more than 80 percent of the total shareholder votes, the holders of the preferred stock will not be able to elect any directors or influence the outcome of any other matters submitted to a vote of shareholders, except as described below.

         The holders of cumulative preferred stock and/or the holders of $100 cumulative preferred stock are entitled to vote as separate classes, or as series within either class, on certain matters affecting their interests.  The affirmative vote or written consent of the holders of at least two-thirds of the shares of the affected class or series is required to:

        o   amend the articles of incorporation to change certain basic terms of the class or series with respect to dividends, redemption, liquidation, conversion, voting or priority; or

        o   authorize, create or increase in amount any stock ranking senior to the class or series.

         The affirmative vote or written consent of the holders of at least a majority of both the cumulative preferred stock and the $100 cumulative preferred stock, as separate classes, is required to:

        o   increase the amount of either class, or authorize, create or increase in amount any stock ranking on a parity with the preferred stock;

        o   merge or consolidate Southern California Edison, or sell, lease or convey all or substantially all of the property or business of Southern California Edison, or part with control of it; or

        o   issue any additional shares of preferred stock, or of any class ranking senior to or on a parity with the preferred stock, unless the consolidated income of Southern California Edison and its subsidiaries for any 36 consecutive months within the last 39 months is at least one and one-half times the total of the interest requirements on outstanding debt and dividend requirements on outstanding preferred stock for three years.

         However, such vote or consent of the holders of preferred stock will not be required if, at or prior to the time when any of the actions mentioned above takes place, all of the preferred stock the consent of which would otherwise be required is redeemed in accordance with the articles of incorporation.

         If there is a default in the payment of six or more quarterly dividends, whether consecutive or not, on any series of preferred stock or preference stock, then the holders of the preferred stock and preference stock, voting together as a single class, will have the right to elect two directors until the dividends have been paid or declared and set apart for payment.

Liquidation Rights

         If Southern California Edison ever liquidates, dissolves or winds up its affairs, the holders of preferred stock will be entitled to receive liquidation payments before any distribution is made to holders of preference stock or common stock.  The amount of the payments may vary depending on whether the liquidation is voluntary or involuntary.  The holders of each series of preferred stock will be entitled to receive:

o        in the event of an involuntary liquidation, the par value of the shares of the series; or

o        in the event of a voluntary liquidation, the liquidation preference fixed by the board of directors at the time the series was issued;

together, in either event, with any accrued dividends not previously received.  The voluntary liquidation preference for each series of preferred stock now outstanding is an amount equal to the redemption price for the series at the time of the liquidation, together with any accrued dividends not previously paid.  If the amounts payable to the holders of all outstanding shares of preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

Redemption

         The Southern California Edison board of directors may elect to redeem all or part of any series of preferred stock at any time, subject to any limitations set when the series is authorized.  The redemption prices for each series of preferred stock will be set when we issue the series and will include an amount equal to all accumulated and

unpaid dividends on the shares to be redeemed. We must publish notice in newspapers in Los Angeles,
California and Manhattan in New York, New York between 30 and 60 days before the redemption date.  We also will mail a notice to holders of the shares to be redeemed at their addresses on our books between 30 and 60 days before the redemption date.  If we choose to redeem less than all the shares of any series, the Southern
California Edison board of directors will either determine the shares to be redeemed by lot or redeem the shares pro rata.  If we give notice of redemption and deposit sufficient funds into a trust fund to redeem shares of preferred stock, those shares will not accrue dividends after the redemption date and will no longer be considered to be outstanding shares.

Other Provisions

         Holders of shares of preferred stock will not have any conversion or preemptive rights.  The preferred stock, when issued, will be fully paid and nonassessable.

Registration and Transfer

         The transfer agent and registrar for the preferred stock will be Wells Fargo Bank Minnesota, N.A.,
161 N. Concord Exchange Street, South St. Paul, Minnesota 55075-1139.

                                        Description of Preferred Securities

         This section and following sections discuss the general terms and conditions of the preferred securities that we and the trusts may offer through this prospectus, as well as provisions of the related trust agreements, guarantee agreements and expense agreements to be entered into by Southern California Edison.  Those agreements contain the full legal text of the matters described in this and following sections.  Because these sections are summaries, they do not describe every aspect of the preferred securities or the related agreements.  These summaries are subject to and qualified by all the provisions of the applicable agreements, including definitions of terms used in the agreements.  Therefore, you should read carefully the detailed provisions of the applicable agreements, which we have incorporated by reference as exhibits to the registration statement that includes this prospectus.  These summaries also are subject to and qualified by the description of the particular terms of the preferred securities in the applicable prospectus supplement.

General

         Southern California Edison will enter into an amended and restated trust agreement (referred to as a
"trust agreement" in this prospectus) for each of SCE Trust I and SCE Trust II before each trust issues any preferred securities.  Each trust agreement will authorize the regular trustees to issue on behalf of each trust one series of preferred securities that will have the terms described in a prospectus supplement.  The proceeds from the sale of a trust's preferred and common securities will be used by the trust to purchase a series of subordinated debt securities issued by Southern California Edison.  The terms of the subordinated debt securities will mirror the terms of the preferred securities.  The subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

         Southern California Edison also will enter into a guarantee agreement (referred to as a "preferred securities guarantee" in this prospectus) with each trust, under which Southern California Edison will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments.  See "Description of Preferred Securities Guarantees" below.

         The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Southern California Edison under the series of subordinated debt securities held by the trust.  If

Southern California Edison fails to make a payment on the subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

         Each preferred securities guarantee, when taken together with Southern California Edison's obligations under the related series of subordinated debt securities, the subordinated indenture, the related trust agreement and the related expense agreement (as described below), will provide a full and unconditional guarantee by
Southern California Edison of amounts due on the preferred securities issued by a trust.

         Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.  Each property trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act of 1939.

         Each series of preferred securities will have the terms, including those regarding distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions, as described in the relevant trust agreement or made part of the trust agreement by the Trust
Indenture Act of 1939 or the Delaware Statutory Trust Act.  The terms of the preferred securities will mirror the terms of the subordinated debt securities held by the trust.

         The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of the preferred securities, including:

        o   the name of the preferred securities;

        o   the dollar amount and number of securities issued;

        o   any provision relating to deferral of distribution payments;

        o   the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

        o   the date from which distributions will be cumulative;

        o   the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities will be purchased or redeemed, in whole or in part;

        o   the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

        o   the voting rights, if any, of holders of the preferred securities;

        o   any securities exchange on which the preferred securities will be listed;

        o   whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

        o   any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

         In connection with the issuance of preferred securities, each trust will issue one series of common securities having the terms (including distributions, redemption, voting, liquidation rights or such restrictions) as will be set forth in the prospectus supplement.  Except for voting rights, the terms of the common securities will be substantially identical to the terms of the preferred securities.  The common securities will rank equally, and payments will be made on the common securities pro rata, with the preferred securities, except that, upon an event of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities.  Unless an event of default has occurred and is continuing, the common securities of a trust carry the right to vote and to appoint, remove or replace any of the trustees of that trust.  All of the common securities of each trust will be directly or indirectly owned by Southern
California Edison.

         Each prospectus supplement will describe various United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

         Unless otherwise specified in an applicable prospectus supplement, each trust agreement states that the related trust shall be dissolved:

        o   on the expiration of the term of the trust;

        o   upon the bankruptcy, dissolution or liquidation of Southern California Edison;

        o   upon direction by Southern California Edison to the property trustee to dissolve the trust and distribute the related subordinated debt securities directly to the holders of the preferred and common securities of the trust;

        o   upon the redemption of all of the preferred securities of the trust in connection with the redemption of all of the related subordinated debt securities; or

        o   upon entry of a court order for the dissolution of the trust.

         Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution other than as described in the fourth bullet point above, after the trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

        o   the related subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

        o   if such a distribution of related subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

         If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis.  However, if an event of default under the related subordinated indenture has occurred and is continuing, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

         An "event of default" under a trust agreement occurs if:

        o   an event of default occurs under the subordinated indenture relating to a series of subordinated debt securities (see "Description of Debt Securities--Events of Default and Remedies for Subordinated
            Debt Securities" above);

        o   the trust does not pay any distribution on its preferred or common securities within 30 days of when it is due;

        o   the trust does not pay any redemption payment on its preferred or common securities when it is due;

        o   the trustees remain in breach of any other covenant or warranty in the trust agreement for 90 days after receiving notice from the holders of at least 25 percent in aggregate liquidation amount of the outstanding preferred securities; or

        o   the property trustee files for bankruptcy or becomes subject to specified proceedings involving bankruptcy, insolvency or reorganization, and we fail to appoint a successor property trustee within 60 days.

         Southern California Edison and the regular trustees of a trust must file annually with the property trustee for the trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related trust agreement.

         If an event of default occurs under the subordinated indenture, and the indenture trustee and the holders of not less than 25 percent in principal amount of the related subordinated debt securities outstanding fail to declare the principal of all of such subordinated debt securities to be immediately due and payable, the holders of at least 25 percent in aggregate liquidation amount of the outstanding preferred securities of the applicable trust will have the right to declare such principal immediately due and payable, by providing notice in writing to Southern California Edison and the indenture trustee.

         If Southern California Edison fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities may directly sue
Southern California Edison, to the fullest extent permitted by law, to collect its pro rata share of payments owed.

Consolidation, Merger or Amalgamation of the Trusts

         A trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as described above under the heading "Liquidation Distribution Upon Dissolution."  A trust may, with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to another trust, if:

        o  the successor entity either

           |X|  expressly assumes all of the obligations of the trust relating to its preferred securities; or

           |X|  substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as those successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

        o  Southern California Edison expressly appoints a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust as the holder of the particular series of subordinated debt securities;

        o  the preferred securities are listed or traded, or any successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

        o  the transaction does not cause the preferred securities or any successor securities to be downgraded by any national rating agency;

        o  the transaction does not adversely affect the rights, preferences and privileges of the holders of the referred securities or any successor securities in any material way;
        o  the successor entity has a purpose substantially identical to that of the trust;

        o  prior to the transaction, Southern California Edison has received an opinion of counsel from a nationally recognized law firm stating that:

           |X|   the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities or any successor securities in any material way; and

           |X|   following the transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

           |X|   Southern California Edison owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided under the applicable preferred securities guarantee.

         In addition, unless all of the holders of the preferred securities approve otherwise, a trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

         Unless otherwise specified in an applicable prospectus supplement, the holders of preferred securities will have no voting rights except as discussed below and under the headings "Consolidation, Merger or
Amalgamation of the Trusts" and "Description of the Preferred Securities Guarantees--Amendments and Assignment"
above, and as otherwise required by law and the trust agreement for the trust.  On any matter as to which voting rights exist, the holders of preferred securities will be entitled to one vote for each liquidation amount (as provided in the applicable trust agreement) of preferred securities they hold.

         If any proposed amendment to the trust agreement of a trust provides for, or the regular trustees of the trust otherwise propose to effect:

        o  any  action  that would  adversely  affect  the  powers,  preferences  or  special  rights of the  trust's preferred  securities in any material  respect,  whether by way of amendment to the trust agreement or otherwise; or

        o  the dissolution, winding-up or termination of the trust other than pursuant to the terms of its trust agreement,

then the holders of the trust's preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities.

         The trust agreement of a trust may be amended from time to time by Southern California Edison and the regular trustees of the trust, without the consent of the holders of preferred securities of the trust, to:

        o  cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of preferred securities of the trust in any material respect; or

        o  modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that the trust will not be required to register as an "investment company" under the
           Investment Company Act of 1940.

         Except as provided in the next paragraph, other amendments to the trust agreement of a trust may be made by Southern California Edison and the trustees of the trust upon:

        o  approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of the trust; and

        o  eceipt by the trustees of the trust of an opinion of counsel to the effect that such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from the Investment Company Act of 1940.

         Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of a trust, the trust agreement of the trust may not be amended to:

        o  change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of such securities as of a specified date; or

        o  restrict the right of a holder of any such securities to institute suit for the enforcement of any such payment on or after such date.

         In addition, no amendment may be made to a trust agreement if the amendment would:

        o  cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

        o  cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act of 1940; or

        o  impose any additional obligation on Southern California Edison, the property trustee or the Delaware trustee without its consent.

         Neither the property trustee nor the Delaware trustee is required to enter into any amendment to a trust agreement that affects its own rights, duties and immunities under the trust agreement.  The property trustee is entitled to receive an opinion of counsel and an officer's certificate stating that any amendment complies with the trust agreement and any conditions precedent to the amendment have been satisfied.

         Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities of a trust, the trustees of the trust may not:

        o   direct the time,  method and place of conducting any proceeding for any remedy  available to the indenture trustee for the  subordinated  debt  securities  held by the trust or executing  any trust or power conferred on the property trustee with respect to such securities;

        o   waive any default that is waivable under the subordinated indenture;

        o   cancel an acceleration of the principal of the subordinated debt securities;

        o   consent to any amendment, modification or termination of the subordinated indenture or the subordinated debt securities where such consent is required.

         However, if a consent under the subordinated indenture requires the consent of each affected holder of subordinated debt securities, then the property trustee must obtain the prior consent of each holder of preferred securities.  The trustees of the trust may not revoke any action previously authorized by a vote of the holders of the preferred securities except by a subsequent vote of the holders of the preferred securities.  In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that the action will not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

         The property  trustee of a trust will notify all preferred  securities  holders of the trust of any notice of default received from the indenture trustee with respect to the subordinated debt securities held by the trust.

Removal and Replacement of Trustees

         The holder of a trust's common securities may remove or replace any of the regular trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustees of the trust.  If such an event of default has occurred and is continuing, only the holders of a majority in aggregate liquidation amount of the trust's preferred securities may remove or replace the property and Delaware trustees.  The resignation or removal of any trustee of the trusts will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement for the trust.

Information Concerning the Property Trustees

         For matters relating to compliance with the Trust Indenture Act of 1939, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of
1939.  Each

         property trustee, other than during the occurrence and continuance of a default under the applicable trust agreement, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.  If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which the holders of preferred securities are entitled to vote, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities.  In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

         The property trustee for each of the trusts is the same entity and will also serve as the indenture trustee under the subordinated indenture and the guarantee trustee under each of the guarantee agreements.
Southern California Edison and certain of its affiliates maintain deposit accounts and banking relationships with the property trustee.

Miscellaneous

         The trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

        o  it will not be deemed to be an "investment company" required to be registered under the Investment
           Company Act of 1940;

        o  it will be classified as a grantor trust for United States federal income tax purposes; and

        o  the subordinated debt securities held by it will be treated as indebtedness of Southern California
           Edison for United States federal income tax purposes.

         Southern California Edison and the trustees of each trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or trust agreement) that Southern
California Edison and the trustees of the trust determine to be necessary or desirable for such purposes.

         Registered holders of preferred securities have no preemptive or similar rights.

         A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

         Each trust agreement and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                                  DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

General

         Southern California Edison will execute a guarantee agreement, referred to herein as a "preferred securities guarantee," for the benefit of the holders of preferred securities, at the time that a trust issues those preferred securities.  Each preferred securities guarantee will be qualified as an indenture under the
Trust Indenture Act of 1939.  JPMorgan Chase Bank will act as indenture trustee, referred to herein as the
"guarantee trustee," under each preferred securities guarantee for the purposes of compliance with the Trust
Indenture Act of 1939.

         The guarantee trustee will hold each preferred securities guarantee for the benefit of the preferred securities holders of the applicable trust.

         Southern California Edison will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below), except to the extent previously paid, when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert.  The following payments, to the extent not paid by a trust, referred to herein as "preferred securities guarantee payments,"
will be covered by the applicable preferred securities guarantee:

        o   any accumulated and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

        o   the redemption price, to the extent that the trust has funds available to make the payment; and

        o   upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the trust (other than in connection with a distribution of subordinated debt securities to holders of the preferred securities), the lesser of:

            |X|   the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

            |X|   the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of the trust.

         Southern California Edison's obligation to make a preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

Status of the Preferred Securities Guarantees

         Each preferred securities guarantee will constitute an unsecured obligation of Southern California
Edison and will rank:

        o   subordinate and junior in right of payment to all of Southern California Edison's other liabilities except those that rank equally or are subordinate by their terms; and

        o   equal with any other preferred securities guarantee now or hereafter issued by Southern California
            Edison on behalf of the holders of preferred securities issued by any other trust.

         Each preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Southern California Edison, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity).  A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not otherwise paid or upon distribution to the applicable preferred securities holders of the related subordinated debt securities pursuant to the applicable trust agreement.

Amendments and Assignment

         Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities.  A description of the way to obtain any approval appears under the heading "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreements"

above.  All guarantees and agreements contained in a preferred securities guarantee will be binding on Southern
California Edison's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

Events of Default

         An event of default under a preferred securities guarantee occurs if Southern California Edison fails to make any of its required payments when due or fails to perform any of its other obligations under the preferred securities guarantee for more than 30 days.

         The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each preferred securities guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.  In addition, any holder of preferred securities may bring a legal proceeding directly against
Southern California Edison to enforce its rights under the preferred securities guarantee, without first taking legal action against the guarantee trustee, the trust or any other person.

Information Concerning Guarantee Trustees

         The guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee.  After such a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, a guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered preferred securities unless it is offered security and indemnity satisfactory to it against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantees

         Each preferred securities guarantee will terminate upon full payment of the redemption price of all the applicable preferred securities, distribution of the related subordinated debt securities to the holders of the preferred securities, or full payment of the amounts payable in accordance with the applicable trust agreement upon liquidation of the applicable trust.  Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

         The preferred securities guarantees will be governed by and construed in accordance with the laws of the
State of California, except that the rights, duties, immunities and indemnities of the guarantee trustee shall be governed by the laws of the State of New York.

                                         DESCRIPTION OF EXPENSE AGREEMENTS

         Southern California Edison will execute an expense agreement at the same time that a trust issues preferred securities.  Under the expense agreement, Southern California Edison will irrevocably and unconditionally guarantee to each creditor of the trust the full amount of the trust's costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities.  The creditors of the trust will be entitled to enforce the expense agreement.

         Southern California Edison's obligations under the expense agreement will be subordinated in right of payment to the same extent as the preferred securities guarantee.  The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantee.

                           RELATIONSHIP AMONG PREFERRED SECURITIES, PREFERRED SECURITIES
                          GUARANTEES AND SUBORDINATED DEBT SECURITIES HELD BY EACH TRUST

         Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by
Southern California Edison to the extent described under the heading "Description of Preferred Securities
Guarantees" above.  No single document executed by Southern California Edison in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities.  It is only the combined operation of Southern California Edison's obligations under the applicable preferred securities guarantee, trust agreement, subordinated indenture, subordinated debt securities and expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

         As long as Southern California Edison makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

        o   the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

        o   the interest rate and interest and other  payment dates on the  subordinated  debt  securities  will match the distribution rate and distribution and other payment dates for the preferred securities;

        o   Southern California Edison has agreed to pay for any and all costs, expenses and liabilities of each trust except the trust's obligations under its preferred securities; and

        o   each trust agreement provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

         If and to the extent that Southern California Edison does not make payments on the subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities.  In those circumstances, a holder of preferred securities of the trust will not be able to rely upon the preferred securities guarantee for payment of these amounts.  Instead, the holder may directly sue
Southern California Edison or seek other remedies to collect its pro rata share of payments owed.  If a holder sues Southern California Edison to collect payment, then Southern California Edison will assume the holder's rights as a holder of preferred securities under the trust's trust agreement to the extent Southern California
Edison makes a payment to the holder in any legal action.

         A holder of any preferred security may sue Southern California Edison, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable guarantee trustee, the trust which issued the preferred security or any other person or entity.

                                                      EXPERTS

         The financial statements for the year ended December 31, 2002, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements and the related financial statement schedules of Southern California Edison for the years ended December 31, 2001 and 2000, have been audited by Arthur Andersen LLP, independent accountants, as stated in their report dated March 25, 2002.  Arthur Andersen has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file Arthur Andersen's consent in reliance on Rule 437a under the Securities Act.  Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, your ability to assert claims against Arthur Andersen LLP may be limited.

                          VALIDITY OF THE SECURITIES AND PREFERRED SECURITIES GUARANTEES

         The validity of the first mortgage bonds, debt securities, the preferred stock, the preferred securities and the preferred securities guarantees offered by this prospectus will be passed upon for Southern California
Edison by Stephen E. Pickett, its Vice President and General Counsel, Barbara E. Mathews, its Associate General
Counsel, or Kenneth S. Stewart, its Assistant General Counsel, and for any underwriters by their counsel.  The validity of the preferred securities under Delaware law will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for Southern California Edison and the trusts.

         Mr. Pickett, Ms. Mathews and Mr. Stewart are salaried employees of Southern California Edison and share in the benefits available to employees.  As of June 30, 2003, their direct or indirect interests in shares of
Edison International's common stock were:  Mr. Pickett - 183,821 shares, Ms. Mathews - 99,192 shares, and Mr.
Stewart - 59,763 shares.  These shares include those beneficially owned through an employee stock savings plan and a dividend reinvestment plan, and options and deferred stock units awarded under an executive incentive plan.  They own no securities of Southern California Edison or the trusts.

                                               PLAN OF DISTRIBUTION

         We may sell the securities described in this prospectus from time to time in one or more transactions:

        o   to purchasers directly;

        o   to underwriters for public offering and sale by them;

        o   through agents;

        o   through dealers; or

        o   through a combination of any of the foregoing methods of sale.

         We may distribute the securities from time to time in one or more transactions at:

        o   a fixed price or prices, which may be changed;

        o   market prices prevailing at the time of sale;

        o   prices related to such prevailing market prices; or

        o   negotiated prices.

Direct Sales

         We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities.  We will describe in a prospectus supplement the terms of any sale of securities.

To Underwriters

         The applicable prospectus supplement will name any underwriter involved in a sale of securities.
Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices.  Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.  Underwriters may be involved in any at the market offering of equity securities by or on our behalf.

         Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

         Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

         We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement.  Unless we indicate differently in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

         If we use a dealer in the sale of the securities, we will sell the securities to the dealer.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

         If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates.  Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of Southern
California Edison.  Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement and the condition that the purchase by an institution of the securities covered under any such contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United
States to which that institution is subject.

         The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts.  We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

         Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.  We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse them for certain expenses.

         Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

         Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange.  The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We make no assurance as to the liquidity of or the trading markets for any securities.

         To facilitate a debt securities offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities
Exchange Act of 1934.

        o   Over-allotment involves sales in excess of the offering size, which creates a short position.

        o   Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

        o   Short covering positions involve purchases of the securities in the open market after the distribution is completed to cover short positions.

        o   Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

         Those activities may cause the price of the debt securities to be higher than it otherwise would be.  If commenced, the activities may be discontinued by the underwriters at any time.

                                        WHERE YOU CAN FIND MORE INFORMATION

Available Information

         We file reports, proxy statements and other information with the Securities and Exchange Commission.
You may read and copy these reports and proxy statements and other information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may
obtain further information on the operation of the Securities and Exchange Commission's Public Reference Room by
calling them at 1-800-SEC-0330.

         The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Southern California Edison, that file electronically with the Securities and Exchange Commission.  The address of that web site is http://www.sec.gov.

         You may also review reports, proxy statements and other information about Southern California Edison at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770.  You may view and obtain copies of some of those reports and other information on the web site maintained by Southern California Edison's parent, Edison
International, at http://www.edison.com.

         This prospectus is part of a registration statement that we filed with the Securities and Exchange
Commission.  You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below.  We filed forms or copies of the articles of incorporation, indentures and other documents establishing the terms of the offered securities as exhibits to the registration statement.  Statements in this prospectus or any supplement about these documents are summaries.  You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

         The rules of the Securities and Exchange Commission allow us to "incorporate by reference" into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange
Commission will automatically update and supersede the earlier information.  This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission.  These documents contain important information about Southern California Edison.

        o   Our Annual Report on Form 10-K for the year ended December 31, 2002.

        o   Our Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2003.

        o   Our Current Reports on Form 8-K dated January 13, February 4, July 10, August 21, and October 16, 2003.

        o   The "Description of Registrant's Securities to be Registered" on page 2 of our Registration Statement on
            Form 8-A dated February 13, 1999, which incorporates by reference the material appearing under the headings "Description of the Preferred Stock" in the prospectus dated February 21, 1990, and
            "Certain Terms of the New Stock" in the prospectus supplement dated January 21, 1992, contained in our registration statement on Form S-3 (Registration Number 33-33406).

        o   All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the
            Securities Exchange Act of 1934 between the date of this prospectus and the end of the offering of the securities described in this prospectus.  Those documents include Annual Reports on Form
            10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

         Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered.  You may request a copy of these filings by writing or calling us at:

                                        Southern California Edison Company
                                             2244 Walnut Grove Avenue
                                                   P.O. Box 800
                                            Rosemead, California 91770
                                          Attention: Corporate Governance
                                             Telephone (626) 302-2662
                                                Fax (626) 302-2610

                                                   SOUTHERN CALIFORNIA
                                                      EDISON COMPANY

                                $300,000,000 5% FIRST AND REFUNDING MORTGAGE BONDS,
                                               SERIES 2004A, DUE 2014
                               $525,000,000 6 % FIRST AND REFUNDING MORTGAGE BONDS,
                                               SERIES 2004B, DUE 2034
               $150,000,000 FLOATING RATE FIRST AND REFUNDING MORTGAGE BONDS, SERIES 2004C, DUE 2006

                                                           [SCE LOGO]

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                                                     PROSPECTUS SUPPLEMENT

                                                        January 7, 2004

                                                       ------------------

                                                           Citigroup

                                                            JPMorgan

                                                        Lehman Brothers

                                                        ------------
                                                      Barclays Capital
                                                 Credit Suisse First Boston
                                                Mellon Financial Markets, LLC
                                               Wedbush Morgan Securities Inc.
                                      Wells Fargo Institutional Brokerage Services, LLC
                                               Banc One Capital Markets, Inc.
                                                  Deutsche Bank Securities
                                                       Scotia Capital